UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to Rule 14a‑12
WRIGHT MEDICAL GROUP, INC.
(Name of Registrant as Specified in Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐    Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement no.:

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(4)	Date filed:

Wright Medical Group, Inc.	5677 Airline Road, Arlington, Tennessee 38002	901-867-9971	www.wmt.com
NOTICE OF
2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2012
To Our Stockholders:
The 2012 Annual Meeting of Stockholders of Wright Medical Group, Inc. will be held at the office of our legal counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 165 Madison Avenue, 20th Floor, Memphis, Tennessee, 38103, on May 9, 2012, beginning at 8 a.m. (Central Time). At the meeting, our stockholders will vote on the following items:

1.	The election of directors to serve on our Board of Directors for a term of one year;

2.	An advisory vote to approve the compensation of our named executive officers; and

3.	The ratification of the selection of KPMG LLP as our independent auditor for 2012.
Stockholders also will transact any other business that properly comes before the meeting.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.
Only stockholders of record at the close of business on March 12, 2012, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment thereof. A list of such stockholders will be available for inspection by any stockholder at the office of our legal counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 165 Madison Avenue, 22nd Floor, Memphis, Tennessee, 38103, during ordinary business hours beginning April 27, 2012, as well as during the meeting on May 9, 2012.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 9, 2012. The Proxy Statement and 2011 Annual Report are available at www.wmt.com/proxy.
YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, INTERNET OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

By Order of our Board of Directors,

/s/ James A. Lightman
James A. Lightman
Secretary
March 27, 2012

DIRECTOR COMPENSATION	38
Director Compensation	38
Director Stock Ownership Guidelines	39
Compensation Committee Interlocks and Insider Participation	39

PROPOSAL 1 ELECTION OF DIRECTORS	40
Director Nominees	40
Board of Directors' Recommendation	42

PROPOSAL 2 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	43

PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR	44
General	44
Board of Directors' Recommendation	44
Audit and Non-Audit Services	44
Other Independence Measures	45

EXECUTIVE OFFICERS	46
Executive Officers and Other Officers	46
Code of Business Conduct	49

OTHER MATTERS	50

ADDITIONAL INFORMATION	50
Solicitation of Proxies	50
Mailing Address of Principal Executive Office	50
Stockholder Proposals for Inclusion in Proxy Statement for 2013 Annual Meeting of Stockholders	50
Other Stockholder Proposals for Presentation at 2013 Annual Meeting of Stockholders	50

ii

Wright Medical Group, Inc.	5677 Airline Road, Arlington, Tennessee 38002	901-867-9971	www.wmt.com
PROXY STATEMENT
FOR
2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2012

This Proxy Statement is being furnished in connection with the solicitation of proxies by Wright Medical Group, Inc., on behalf of our Board of Directors, for use at the 2012 Annual Meeting of Stockholders and any postponement or adjournment thereof. The meeting will be held at the office of our legal counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 165 Madison Avenue, 20th Floor, Memphis, Tennessee, 38103, on May 9, 2012, beginning at 8 a.m. (Central Time).
At the meeting, our stockholders will vote on the following items: (1) the election of directors to serve on our Board of Directors for a term of one year; (2) an advisory vote to approve the compensation of our named executive officers; and (3) the ratification of the selection of KPMG LLP as our independent auditor for 2012. The proposals are set forth in the accompanying Notice of 2012 Annual Meeting of Stockholders and are described in more detail in this Proxy Statement. Stockholders also will transact any other business, not known or determined at the time of this proxy solicitation, that properly comes before the meeting, although our Board of Directors knows of no such other business to be presented.
When you submit your proxy, by either voting by telephone, internet or executing and returning the enclosed proxy card, you will authorize the proxy holders – Robert J. Palmisano, our President and Chief Executive Officer; Lance A. Berry, our Senior Vice President and Chief Financial Officer; James A. Lightman, our Senior Vice President, General Counsel, and Secretary, and Thomas L. McAllister, our Assistant General Counsel and Assistant Secretary – to represent you and vote your shares of our common stock on these proposals at the meeting in accordance with your instructions. These persons also will have discretionary authority to vote your shares on any other business that properly comes before the meeting. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponement or adjournment of the meeting.
Our 2011 Annual Report, which includes our audited consolidated financial statements, accompanies this Proxy Statement. Although the 2011 Annual Report is being distributed with this Proxy Statement, it does not constitute a part of the proxy solicitation materials and is not incorporated herein by reference.
This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about March 27, 2012.
WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011, TO OUR STOCKHOLDERS UPON REQUEST. ALL STOCKHOLDER REQUESTS SHOULD BE SENT TO THE CORPORATE SECRETARY, WRIGHT MEDICAL GROUP, INC., 5677 AIRLINE ROAD, ARLINGTON, TENNESSEE 38002.
YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, INTERNET OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

INFORMATION ABOUT THE MEETING
Why am I receiving these materials?
Our Board of Directors has made these materials available to you on the internet, or, upon your request, will deliver printed proxy materials to you, in connection with the solicitation of proxies for use at our 2012 Annual Meeting of Stockholders, which will be held at the office of our legal counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 165 Madison Avenue, 20th Floor, Memphis, Tennessee, 38103, on May 9, 2012, beginning at 8 a.m. (Central Time). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (SEC), we may furnish proxy materials, including this proxy statement and our 2011 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (Notice), which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet.
How do I get electronic access to the proxy materials?
The Notice will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
What is the purpose of the meeting?
At the meeting, our stockholders will vote on the following items:
1.    The election of directors to serve on our Board of Directors for a term of one year;
2.    An advisory vote to approve the compensation of our named executive officers; and
3.    The ratification of the selection of KPMG LLP as our independent auditor for 2012.
Stockholders also will transact any other business that properly comes before the meeting. In addition, our management may report on our performance during 2011 and will respond to appropriate questions from stockholders.
Who is entitled to vote?
The record date for the meeting is March 12, 2012. Only stockholders of record at the close of business on March 12, 2012, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 12, 2012, there were 39,299,928 outstanding shares of common stock.
Am I entitled to vote if my shares are held in “street name”?
If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, such entity, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, it will nevertheless be entitled to vote your shares on

“discretionary” items but will not be permitted to do so on “non-discretionary” items. Proposal 1 (election of directors) and Proposal 2 (advisory vote to approve the compensation of our named executive officers) are non-discretionary items for which a nominee will not have discretion to vote in the absence of voting instructions from you. However, Proposal 3 (ratification of the selection of the independent auditor) is an item on which your nominee will be entitled to vote your shares even in the absence of instructions from you.
How many shares must be present to conduct business at the meeting?
A quorum must be present at the meeting before conducting any business. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date of March 12, 2012, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.
What happens if a quorum is not present at the meeting?
If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting.
How do I vote my shares?
If you are a registered stockholder, you may vote by telephone or internet. If you are a registered stockholder (i.e., your shares are held in your own name), you may vote by telephone or on the internet by following the instructions included on the proxy card. You do not need to return your proxy card if you vote by telephone or on the internet.
If your shares are held in “street name,” you may be eligible to provide voting instructions to your nominee by telephone or on the internet. If you are a beneficial owner of shares held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank, or other nominee), you may be eligible to provide voting instructions to your nominee by telephone or on the internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Investor Communications Solutions (Broadridge) that offers telephone and internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the internet by following the instructions set forth on the voting instruction form provided to you. You do not need to return your proxy card if you provide voting instructions to your nominee by telephone or on the internet.
You may vote by mail. If you are a registered stockholder, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.
You may vote in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares.

Can I change my vote after I submit my proxy?
Yes, you can revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by voting again by telephone or on the internet, because only your latest telephone or internet vote will be counted; (2) by properly completing, signing, dating, and returning another proxy card with a later date; (3) if you are a registered stockholder, by voting in person at the meeting; (4) if you are a registered stockholder, by giving written notice of such revocation to our Corporate Secretary prior to or at the meeting; or (5) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank, or other nominee that holds your shares. Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to our Corporate Secretary before the polls are closed.
Who will count the votes?
Broadridge Financial Solutions, Inc. (Broadridge) will tabulate and certify the stockholder votes submitted by proxy. A representative of Broadridge will serve as the inspector of election at the meeting.
How does our Board of Directors recommend that I vote on the proposals?
Our Board of Directors recommends that you vote:

1.	“FOR” the election of the director nominees to serve on our Board of Directors for a term of one year;

2.	“FOR” the approval of the compensation of our named executive officers; and

3.	“FOR” the ratification of the selection of KPMG LLP as our independent auditor for 2012.
What happens if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors, which are stated in the previous answer.
Will any other business be conducted at the meeting?
As of the date hereof, our Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.
How many votes are required for action to be taken on each proposal?
For Proposal 1 (election of directors), director nominees will be elected to serve on our Board of Directors for a term of one year if they receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. This means that the nine director nominees receiving the most votes will be elected at the meeting. If you vote to “Withhold Authority” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.
Approval of Proposal 2 (advisory vote to approve the compensation of our named executive officers) and Proposal 3 (ratification of selection of independent auditor) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter thereof.

How will abstentions be treated?
You do not have the option of abstaining from voting on Proposal 1 (election of directors), but you may abstain from voting on Proposal 2 (advisory vote to approve the compensation of our named executive officers) and Proposal 3 (ratification of the selection of the independent auditor). With respect to Proposal 1, because the directors are elected by a plurality vote, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option on the proposal. In the case of an abstention on Proposal 2 or Proposal 3, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. Because your shares would be voted but not in favor of Proposal 2 or Proposal 3, your abstention would have the same effect as a negative vote in determining the outcome of the vote on the proposal.
How will broker non-votes be treated?
A “broker non-vote” occurs when a brokerage firm, bank, or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner, because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposal 1 (election of directors) and Proposal 2 (advisory vote to approve the compensation of our named executive officers) are non-discretionary items for which a nominee will not have discretion to vote in the absence of voting instructions from the beneficial owner. Proposal 3 (ratification of the selection of the independent auditor), on the other hand, is a discretionary item for which a nominee will have discretion to vote even without voting instructions from the beneficial owner. Accordingly, it is possible for there to be broker non-votes with respect to Proposal 1 and Proposal 2, but there will not be broker non-votes with regard to Proposal 3. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on Proposal 1 or Proposal 2.

STOCK OWNERSHIP
Directors, Executive Officers, and Other Stockholders
The following table provides information about the beneficial ownership of our common stock as of February 29, 2012, by each of our directors, each of our named executive officers, all of our directors and executive officers as a group, and each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1, 2, 3)	Percentage of Shares Outstanding(4)
Directors and Named Executive Officers:
Robert J. Palmisano	0	*
David D. Stevens	117,215	*
Gary D. Henley(5)	22,403	*
Lance A. Berry	185,003	*
Eric A. Stookey	191,408	*
Timothy E. Davis, Jr.	141,351	*
William L. Griffin, Jr.	149,086	*
Gary D. Blackford	48,372	*
Martin J. Emerson	65,702	*
Lawrence W. Hamilton	53,202	*
Ronald K. Labrum	8,064	*
John L. Miclot	53,202	*
Amy S. Paul	38,372	*
Robert J. Quillinan	53,202	*
All directors and executive officers as a group (14 persons)	1,126,582	2.82%

Other Stockholders:
OEPW, LLC(6)	5,894,749	15.00%
320 Park Avenue, 18th Floor New York, New York 10022
FMR LLC(7)	5,113,931	13.01%
82 Devonshire Street Boston, Massachusetts 02109
BlackRock, Inc.(8)	3,587,581	9.13%
40 East 52nd Street New York, New York 10022
T. Rowe Price Associates, Inc.(9)	3,086,000	7.85%
100 E. Pratt Street Baltimore, Maryland 21202
HealthCor Management, L.P.(10)	2,366,900	6.02%
Carnegie Hall Tower 152 West Street, 43rd Floor New York, New York 10019
_____________

*	Less than 1% of the outstanding shares of common stock.

(1)
A person’s beneficial ownership of common stock is determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (SEC). Except as indicated elsewhere in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting power and sole investment power with respect to the shares of common stock that they beneficially own.

(2)
The shares of common stock shown in the table include the following numbers of shares that the indicated persons have the right to acquire as of February 29, 2012, or within sixty days thereafter (i.e., April 29, 2012), upon the exercise of options granted by us: Mr. Stevens — 65,000 shares; Mr. Berry — 125,976 shares; Mr. Stookey — 118,714 shares; Mr. Davis — 88,778; Mr. Griffin — 83,376;

Mr. Blackford — 18,750 shares; Mr. Emerson — 47,500 shares; Mr. Hamilton — 35,000 shares; Mr. Miclot — 35,000 shares; Ms. Paul — 18,750; Mr. Quillinan — 35,000; and all directors and executive officers as a group — 671,844 shares.

(3)
The shares of common stock shown in the table include the following numbers of shares of restricted stock for which the indicated persons have sole voting power, but not sole investment power: Mr. Stevens — 39,400 shares; Mr. Berry — 38,770 shares; Mr. Stookey — 38,188 shares; Mr. Davis — 37,127 shares; Mr. Griffin — 42,228 shares; Mr. Blackford — 6,459 shares; Mr. Emerson — 5,387 shares; Mr. Hamilton — 5,387 shares; Mr. Labrum — 8,064 shares; Mr. Miclot — 5,387 shares; Ms. Paul — 6,459 shares; Mr. Quillinan — 5,387 shares; and all directors and executive officers as a group — 238,243 shares.

(4)
The percentage of outstanding shares of common stock beneficially owned by each person is calculated based on the 39,298,928 outstanding shares of common stock as of February 29, 2012, plus the shares of common stock that such person has the right to acquire as of such date or within sixty days thereafter (i.e., April 29, 2012) upon the exercise of options granted by us.

(5)	Mr. Henley’s last day of employment with us was April 4, 2011. On April 4, 2011, 126,948 of Mr. Henley’s shares of restricted stock were cancelled.

(6)
Pursuant to an amendment to Schedule 13G jointly filed by OEPW, LLC, One Equity Partners IV, L.P., OEP General Partner IV, L.P. and OEP Parent LLC (OEP Entities) with the SEC on February 14, 2012, OEPW, LLC is the record and beneficial owner of 5,894,749 shares of common stock. The sole member of OEPW, LLC is One Equity Partners IV, L.P. The sole general partner of One Equity Partners IV, L.P. is OEP General Partner IV, L.P. The sole general partner of OEP General Partner IV, L.P is OEP Parent LLC. One Equity Partners IV, L.P., OEP General Partner IV, L.P. and OEP Parent LLC, as parents and control persons of OEPW, LLC, may be deemed to be indirect beneficial owners of such 5,894,749 shares of common stock. OEP Entities have the shared power to vote or to direct the vote and the shared power to dispose or to direct the disposition of 5,894,749 shares of common stock.

(7)
Pursuant to an amendment to Schedule 13G filed by FMR LLC (FMR) with the SEC on February 14, 2012, FMR beneficially owns 5,113,931 shares of common stock. FMR has the sole power to vote or to direct the vote of 136,800 shares of common stock and the sole power to dispose or to direct the disposition of 5,113,931 shares of common stock. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 4,977,131 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 4,977,131 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (PGALLC), an indirect wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 8,830 shares of common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole dispositive power over 8,830 shares and sole power to vote or to direct the voting of 8,830 shares of common stock owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (PGATC), an indirect wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 127,970 shares of common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 127,970 shares and sole power to vote or to direct the voting of 127,970 shares of common stock owned by the institutional accounts managed by PGATC as reported above.

(8)
Pursuant to an amendment to Schedule 13G filed by BlackRock Inc. (BlackRock) with the SEC on February 12, 2012, BlackRock and its subsidiaries beneficially own 3,587,581 shares of common stock. BlackRock has the sole power to vote or to direct the vote and to dispose or direct the disposition of 3,587,581 shares of common stock.

(9)
Pursuant to an amendment to Schedule 13G filed by T. Rowe Price Associates, Inc. (Price Associates) with the SEC on February 9, 2012, Price Associates, in its capacity as investment advisor, beneficially owns 3,086,000 shares of common stock. Price Associates has the sole power to vote or to direct the vote of 323,200 shares of common stock and the sole power to dispose or to direct the disposition of 3,086,000 shares of common stock. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Not more than 5% of the shares of common stock is owned by any one client subject to the investment advice of Price Associates. With respect to securities owned by any one of the registered investment companies sponsored by Price Associates which it also serves as investment advisor (T. Rowe Price Funds), only State Street Bank and Trust Company, as custodian for each of the T. Rowe Price Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid. For purposes of reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(10)
Pursuant to an amendment to Schedule 13G filed by HealthCor Management, L.P. and related entities with the SEC on February 13, 2012, HealthCor, L.P., HealthCor Offshore Master Fund, L.P., HealthCor Hybrid Offshore Master Fund, L.P. and HealthCor Long Offshore Master Fund, L.P. (each a "Fund" and together, the "Funds") are collectively the beneficial owners of 2,366,900 shares of common stock. The Funds collectively have the shared power to vote or to direct the vote and the shared power to dispose or direct the disposition of such shares of common stock. HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Long Master GP, LLC is the general partner of HealthCor Long Offshore Master Fund, L.P. Accordingly, HealthCor Long Master GP, LLC may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Long Master GP, LLC and, therefore, may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P. By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of common stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of common stock that are beneficially owned by the Funds. HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P. Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor, L.P. As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of common stock reported herein, and therefore each may be deemed a beneficial owner of such common stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of our registered equity securities (the reporting persons) file with the SEC initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. The reporting persons are required to furnish copies of all such Section 16(a) reports to us. Based solely on our review of the copies of such Section 16(a) reports and written representations from certain reporting persons furnished to us, we believe that the reporting persons complied with all applicable Section 16(a) filing requirements during 2011.

BOARD OF DIRECTORS
General
Our Board of Directors currently consists of nine directors. Our directors are David D. Stevens (chairman), Gary D. Blackford, Martin J. Emerson, Lawrence W. Hamilton, Ronald K. Labrum, John L. Miclot, Robert J. Palmisano, Amy S. Paul, and Robert J. Quillinan. The directors are elected at each annual meeting of stockholders and serve for a term of one year until the next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their prior death, resignation, retirement, disqualification, or removal from office. All our directors were elected at the 2011 annual meeting of stockholders, except for Mr. Palmisano, who was appointed Director, President and Chief Executive Officer by our Board of Directors effective September 17, 2011. Our former President and Chief Executive Officer and director, Gary D. Henley, resigned effective April 4, 2011 and was succeeded by David D. Stevens on an interim basis until the appointment of Mr. Palmisano.
Director Independence
It is the policy of our Board of Directors that a majority of the directors be independent as defined by the listing standards of the NASDAQ Stock Market (Nasdaq). Our Board of Directors has determined that eight of nine directors – Gary D. Blackford, Martin J. Emerson, Lawrence W. Hamilton, Ronald K. Labrum, John L. Miclot, Amy S. Paul, Robert J. Quillinan, and David D. Stevens – are independent as defined in Nasdaq’s listing standards.
Board Leadership Structure
Our Board of Directors has chosen to separate the Chief Executive Officer and Board Chairman positions. Our Board of Directors is currently led by an independent Chairman, David D. Stevens. Mr. Stevens was not independent while he served as our interim Chief Executive Officer from April 4, 2011 to September 17, 2011. However, upon the appointment of Robert J. Palmisano as our President and Chief Executive Officer effective September 17, 2011, Mr. Stevens was deemed to be an independent director pursuant to the listing standards of Nasdaq. Mr. Palmisano, our Chief Executive Officer, is the only member of our Board of Directors who is not an independent director as defined in the listing standards of Nasdaq. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to our Board of Directors and strengthens our Board of Directors’ independence from management. In addition, separating these roles allows Mr. Palmisano to focus his efforts on managing the business, while our Board of Directors benefits from Mr. Palmisano’s experience, expertise, and judgment.
Risk Oversight
Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy, the most significant risks to us, and ensures that appropriate risk mitigation strategies are implemented by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.
Under our Audit Committee’s charter, our Audit Committee discusses with management and the independent auditor our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines.
Our management is responsible for day-to-day risk management. Our finance and accounting, legal, and compliance areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of our risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance, and reporting levels.

The other committees of our Board of Directors also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing us.
Meetings Attended by Directors
Our Board of Directors holds meetings on a quarterly basis and on other occasions as necessary or appropriate. Our Board of Directors met 13 times in 2011. Our Board of Directors has three standing committees — the Audit Committee, the Compensation Committee, and the Nominating, Compliance and Governance Committee. The Audit Committee, the Compensation Committee, and the Nominating, Compliance and Governance Committee met 6, 7 and 18 times, respectively, in 2011. During the time period he or she served, each incumbent director attended at least 89% of the total number of meetings of our Board of Directors and its committees on which he or she served in 2011.
Our independent directors have regularly scheduled meetings at which only they are present. Our independent directors met 5 times in 2011. Pursuant to our Corporate Governance Principles, the chairman of the Nominating, Compliance and Governance Committee or another independent director selected by a majority of the independent directors presides at these meetings.
Our directors are encouraged to attend our annual meeting of stockholders absent exceptional cause. 6 of the eight nominees for director who were directors at the time of our 2011 annual meeting of stockholders attended the annual meeting.
Board of Directors Committees
Our Board of Directors delegates certain of its functions to its standing Audit Committee, Compensation Committee, and Nominating, Compliance and Governance Committee. Information regarding the responsibilities of these committees and their members is provided below.
Audit Committee. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In this role, the Audit Committee monitors and oversees the integrity of our financial statements and related disclosures, the qualifications, independence, and performance of our independent auditor, the performance of our internal auditing function, and our compliance with applicable legal requirements and our business conduct policies. The Audit Committee has a written charter, which was revised by our Board of Directors on May 11, 2011. A copy of the charter is posted on our website at http://www.wmt.com/includes/pages/corporate/files/Wright%20Audit%20Committee%20Charter%205-10-2011.pdf. The information on our website, however, is not a part of this Proxy Statement. The Audit Committee is composed of three directors who are appointed by our Board of Directors upon the recommendation of the Nominating, Compliance and Governance Committee. The members of the Audit Committee are Robert J. Quillinan (chairman), Gary D. Blackford, and Martin J. Emerson, all of whom are independent as defined in Nasdaq’s listing standards and meet the independence criteria set forth in the SEC’s rules. Our Board of Directors has determined that each member of the Audit Committee is an audit committee financial expert as defined in the SEC’s regulations. The report of the Audit Committee appears on page 14 of this Proxy Statement.
Compensation Committee. The Compensation Committee oversees our compensation and benefit programs, including director compensation, executive compensation, equity compensation, incentive compensation, selection and retention of key management, and succession planning. The Compensation Committee has a written charter, which was revised by our Board of Directors on October 23, 2006 and amended on July 27, 2009. A copy of the charter is posted on our website at http://www.wmt.com/includes/pages/corporate/files/
Compensation_Committee_Charter_07272009.pdf. The information on our website, however, is not a part of this Proxy Statement. The Compensation Committee is composed of three directors who are appointed by our Board of Directors upon the recommendation of the Nominating, Compliance and Governance Committee. The members of the Compensation Committee are Lawrence W. Hamilton (chairman), Martin J. Emerson, and Ronald K. Labrum, all of whom are independent as defined in Nasdaq’s listing standards and meet the independence criteria set forth in the SEC’s rules. The report of the Compensation Committee appears beginning on page 15 of this Proxy Statement.
Nominating, Compliance and Governance Committee. The Nominating, Compliance and Governance Committee oversees our corporate compliance and governance processes. In this role, the Nominating, Compliance and Governance Committee identifies and recommends individuals qualified to become members of our Board of Directors, makes recommendations regarding the establishment and membership of the committees of our Board of Directors, develops and reviews corporate governance principles applicable to us, and leads the annual review of the performance of our Board of Directors and its committees. The Nominating, Compliance and Governance Committee also oversees our corporate compliance function. Our Chief Compliance Officer reports directly to the Committee, which receives regular reports from the Chief Compliance Officer. The Nominating Compliance and Governance Committee evaluates the performance of the Chief Compliance Officer. The Nominating, Compliance and Governance Committee has a written charter, which was revised by our Board of Directors on May 11, 2011. A copy of the charter is posted on our website at http://www.wmt.com/includes/pages/corporate/files/Wright%20Nominating%20and%20Governance%20Committee%20Charter%205-11-2011.pdf. The information on our website, however, is not a part of this Proxy Statement. The Nominating, Compliance and Governance Committee is composed of four directors who are appointed by our Board of Directors. The members of the Nominating, Compliance and Governance Committee are John L. Miclot (chairman), Amy S. Paul, Gary D. Blackford, and David D. Stevens, each of whom is independent as defined in Nasdaq’s listing standards and meet the independence criteria set forth in the SEC’s rules. David D. Stevens served on the Nominating, Compliance and Governance Committee in 2011, except for the period in which he served as our interim Chief Executive Officer (April 4, 2011 to September 17, 2011). During the period in which Mr. Stevens served on the Nominating, Compliance and Governance Committee in 2011, he met the independence requirements of the Nasdaq’s listing standards and the SEC’s rules.
Director Nominations
Our Board of Directors will consider all potential candidates for nomination by our Board of Directors for election as directors at subsequent elections who are recommended by our stockholders, directors, officers, and employees. All director recommendations must be made in accordance with the provisions of Article II, Section 5 of our bylaws, which set forth requirements concerning the information about the candidate to be provided and the timing for the submission of the recommendations. All director recommendations should be sent to the Nominating, Compliance and Governance Committee, c/o Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. The Nominating, Compliance and Governance Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Nominating, Compliance and Governance Committee’s review typically will be based on the written materials provided with respect to a potential director candidate. The Nominating, Compliance and Governance Committee will evaluate and determine whether a potential candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.
Our Board of Directors and the Nominating, Compliance and Governance Committee believe that our Board of Directors, as a whole, should possess a diverse combination of perspectives, expertise, and experience necessary to oversee our current and future needs. Our Board of Directors has adopted the following series of minimum qualifications and specific qualities and skills for our directors, which will serve as the basis upon which potential director candidates are evaluated by the Nominating, Compliance and Governance Committee:

•	Directors should possess the highest personal and professional ethics, integrity, and values.

•	Directors should have an inquisitive and objective perspective, practical wisdom, and mature judgment.

•	Directors should have expertise and experience at policy-making levels in areas that are relevant to our business.

•	Directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of our business.

•	Directors should be committed to representing the long-term interests of our stockholders.

•
Directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on our Board of Directors for an extended period of time.

•	Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

•
Directors, who also serve as the chief executive officer, chief operating officer, or chief financial officer of another public company should not serve on more than two boards of public companies in addition to our Board of Directors, and other directors should not serve on more than four boards of public companies in addition to our Board of Directors.

In making our determinations regarding director nominees, our Board of Directors will consider whether a potential candidate has previously served as our director. Our Board of Directors does not believe, however, that directors should expect to be automatically renominated on an annual basis. Instead, the annual self-assessment of the performance of our Board of Directors and its committees is an important determinant of director tenure.
Each current director and candidate for reelection in Proposal 1 (election of directors) brings a strong and unique set of experience, qualifications, attributes and skills in a wide variety of areas, including board service, executive management, sales, marketing and international business. Set forth below are the specific experience, qualifications, attributes and skills of the nominees for reelection to our Board of Directors that led to the conclusion that the nominee should serve as a member of our Board of Directors.
David D. Stevens has served on our Board of Directors since 2004, longer than any of the other director nominees. With this experience, he brings valuable insight into our business and its development since 2004. In addition, Mr. Stevens has extensive experience serving in executive and director roles of public companies, which we believe makes him well suited to lead our Board of Directors as our Board of Directors’ chairman.
Gary D. Blackford gained executive experience with a wound-management company and experience as a director with other public companies in the healthcare industry. We believe his experience provides valuable insight into the market for our biologics products, and his extensive experience leading healthcare companies contributes to the effectiveness of our Board of Directors.
Martin J. Emerson serves and has served as director and Chief Executive Officer of several medical device companies, which we believe allows him to contribute awareness of our industry. Mr. Emerson also has management experience with international operations of medical device and other companies, which allows him to provide guidance on our international operations.
Lawrence W. Hamilton has significant management experience in human resources. We believe that Mr. Hamilton’s experience in managing employees and establishing compensation policies and guidelines provides us with a valuable resource for our compensation and human resources functions.
Ronald K. Labrum has experience as a CEO of several medical product companies.  We believe Mr. Labrum’s experience in leading medical product companies and in supply chain services provides us a valuable strategic leadership resource and guidance in distribution operations.

John L. Miclot has served in executive roles in several medical device companies and Mr. Miclot’s deep knowledge of medical device companies provides us with insight into our business and markets.
Robert J. Palmisano has significant experience leading publicly traded medical device companies. During the past five years, Mr. Palmisano has served on the Board of Directors of ev3, Inc., Osteotech, Inc. and Advance Medical Optics, Inc., all publicly-held companies. Mr. Palmisano’s qualifications to serve on our Board of Directors include his experience serving on other public companies’ boards of directors and his extensive business knowledge working with other public companies in the medical device industry. As Chief Executive Officer, we believe that Mr. Palmisano’s perspective into our business is an invaluable resource for our Board of Directors.
Amy S. Paul has over two decades of experience in the medical device industry, having served in executive roles in marketing and sales functions. We believe that Ms. Paul’s executive experience in sales and marketing in the medical device industry provides us with leadership in our most critical functions.
Robert J. Quillinan brings over 30 years of experience in accounting, audit, and related functions. Mr. Quillinan’s experience preparing financial statements and SEC reports gives our Board of Directors and our Audit Committee, for which he is chairman, expertise in financial reporting, including the establishment and review of internal controls over financial reporting.
Corporate Governance Principles
Our Board of Directors has adopted Corporate Governance Principles to guide our Board of Directors in carrying out its governance duties along with the provisions of our Certificate of Incorporation, By-laws, and all applicable rules, regulations, and laws. The Corporate Governance Principles, which were revised by our Board of Directors on May 11, 2011, are posted on our website at http://www.wmt.com/includes/pages/corporate/files/Corporate%20Governance%20Principles%205-11-2011.pdf. The information on our website, however, is not a part of this Proxy Statement. In addition to other matters, our Corporate Governance Principles require that any director up for election at our annual meeting of stockholders, who fails to receive at least a majority of the votes cast for election, shall offer to resign from our Board of Directors. The Nominating, Compliance and Governance Committee then makes a recommendation to our Board of Directors whether to accept, reject, or take other action regarding the offered resignation. Our Board of Directors must review the recommendation of the Nominating, Compliance and Governance Committee and act promptly to accept, reject, or take other action it deems appropriate under the circumstances. The affected director does not take part in the deliberations or actions of the Nominating, Compliance and Governance Committee or our Board of Directors in this matter. If our Board of Directors chooses not to accept the resignation of the director, then the director will continue to serve until his or her successor is duly elected, or until the director resigns, is removed, or dies. If our Board of Directors accepts the resignation, then our Board of Directors will fill the resulting vacancy pursuant to our Certificate of Incorporation and By-laws, and all applicable rules, regulations, and laws.
Policies and Procedures for Monitoring, Reviewing, Approving, or Ratifying Transactions with Related Persons
Our Board of Directors has adopted a written Related Persons Transactions Policy (the Policy) for monitoring, reviewing, approving, and ratifying transactions with related persons. The Policy applies to all financial transactions, arrangements, or relationships or any series of similar transactions, arrangements, or relationships in which we were, are, or will be a participant and in which a related person had or will have a direct or indirect material interest.
Transactions that are subject to the Policy must be approved by the Audit Committee. The Audit Committee is authorized to approve those transactions with related persons that are in, or are not inconsistent with, our best interests and our stockholders’ best interests and that are consistent with our Code of Business Conduct. The Audit Committee chairman, acting alone, may approve those transactions with related persons that meet the foregoing criteria and that are valued at $25,000 or less. All approvals made by the Audit Committee chairman are required to be reported to the entire Audit Committee at the next available opportunity.
The Audit Committee or its chairman will consider all relevant factors, including as applicable, (i) the benefits of the transaction to us, (ii) whether the transaction is material to us, (iii) the effect, if any, of the transaction on a director’s independence in the event the related person is a director or an immediate family member or affiliate of a director, (iv) the availability of other sources for comparable products or services, (v) the terms of the transaction and whether they are fair and reasonable to us, (vi) the terms available to or from unrelated third parties or to employees generally, (vii) the role of the related person in arranging the transaction, (viii) the interests of the related person, and (ix) whether the potential transaction with a related person is consistent with our Code of Business Conduct. The Audit Committee will annually review and consider any previously approved or ratified transaction with a related person that remains ongoing to determine whether the transaction requires additional or continuing approval and if conditions should be imposed with respect to the transaction.
We are not currently and have not been engaged in any transactions with related persons since January 1, 2011.
Stockholder Communications
Stockholders may communicate with our Board of Directors or any individual director regarding any matter relating to us that is within the responsibilities of our Board of Directors. Stockholders, when acting solely in such capacity, should send their communications to our Board of Directors or an individual director c/o Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. The Corporate Secretary will discuss with the Chairman of our Board of Directors or the individual director whether the subject matter of a stockholder communication is within the responsibilities of our Board of Directors. The Corporate Secretary will forward a stockholder communication to the Chairman of our Board of Directors or the individual director if such person determines that the communication meets this standard.
Audit Committee Report
Management is responsible for our accounting and financial reporting processes, including our internal control over financial reporting, and for preparing our consolidated financial statements. KPMG LLP (KPMG), our independent registered public accounting firm, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee of our Board of Directors is to oversee our accounting and financial reporting processes and the audits of our consolidated financial statements.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and KPMG our audited consolidated financial statements as of and for the year ended December 31, 2011. The Audit Committee discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.
Based on the review and discussions referred to in the paragraph above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011.
* * *

The foregoing report is provided by the members of the Audit Committee of our Board of Directors.

Robert J. Quillinan (chairman)
Gary D. Blackford
Martin J. Emerson

Compensation Committee Report
The Compensation Committee of our Board of Directors has the primary authority for determining our compensation philosophy and establishing compensation for our executive officers. The Compensation Committee sets performance goals and objectives for the President and Chief Executive Officer (CEO) and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer compensation, the Compensation Committee considers recommendations from our CEO with respect to goals and compensation of the other executive officers and assesses the information that it receives. The Compensation Committee recommends the compensation of the CEO for approval by the independent directors of our Board of Directors. The Compensation Committee also periodically reviews director compensation. From time to time we may engage consultants with specific expertise related to executive officer or director compensation and benefits. All decisions with respect to executive officer and director compensation are approved by the Compensation Committee.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2011 with management. Based upon such review and discussion, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the following Compensation Discussion and Analysis be included in the Proxy Statement for the Annual Meeting of Stockholders to be held on May 9, 2012 to be filed with the SEC.
* * *
The foregoing report is provided by the members of the Compensation Committee of our Board of Directors.

Lawrence W. Hamilton (chairman)
Martin J. Emerson
Ronald K. Labrum

Compensation Discussion and Analysis
In the following Compensation Discussion and Analysis, we describe the material elements of compensation awarded to the individuals who served as our CEO during 2011, our chief financial officer, and our three other most highly compensated executive officers who were serving in such capacities on December 31, 2011 (collectively, our named executive officers). We focus primarily on the 2011 information contained in the tables and related footnotes and narrative under the heading “Executive Compensation” below, but also describe compensation actions taken during other periods to the extent it enhances the understanding of our executive compensation disclosure for 2011. In this discussion, we refer to each “named executive officer” identified in the tables as an “executive officer.”
Our executive compensation programs have remained substantially the same for several years. We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy. In determining executive compensation for 2011, the Compensation Committee considered the overwhelming stockholder support that the “Say-on-Pay” proposal received at our May 11, 2011 annual meeting of stockholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future.

General Philosophy. We compensate our executive officers through a mix of base salary, performance incentive bonuses, long-term equity incentives, and employee benefits and perquisites designed to:

•	attract and retain high caliber executive officers and motivate them to achieve superior performance for the benefit of our stockholders;

•	motivate our executive officers to achieve our key strategic and financial performance measures; and

•	incentivize the executive officers to increase our stock price and maximize stockholder value.
We believe that a portion of our executive officers’ compensation potential on an annual basis should be at risk based on our performance. If our performance does not meet the criteria established by the Compensation Committee, incentive compensation will be adjusted accordingly. The Compensation Committee oversees our general programs of compensation and benefits for all employees and determines the compensation of our executive officers and directors. Our compensation setting process consists of establishing (i) a base salary, (ii) a performance incentive bonus, and (iii) long-term equity compensation for each executive officer. The Compensation Committee designs the performance incentive bonus to reward executive officers for our performance through linking their compensation to revenue, cash flow and earnings targets, as well as certain other corporate objectives. We utilize equity-based awards, currently consisting of stock options and restricted stock, to provide the greatest long-term potential value to our executive officers and to firmly align such executive officers’ interests with those of our stockholders.
The total cash compensation (i.e., base salary plus performance incentive bonus) paid to our executive officers is intended to be competitive with the total cash compensation paid to executive officers in similar positions at companies engaged primarily in the orthopaedic medical device industry with revenues similar to ours as well as comparable to other companies with metrics similar to ours.
The Compensation Committee reviews the targeted total compensation (i.e., the aggregate level of cash and long-term equity compensation that we will pay if performance goals are fully met) to ensure the total compensation is aligned with our goals of comparability and incentivizing performance. We also provide our executive officers with a variety of other benefits that we make available generally to all salaried employees.
The Role of the Compensation Committee. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In determining the appropriate level of compensation, the Compensation Committee reviews a variety of sources to determine and set compensation.
The Compensation Committee reviews the performance and compensation for our CEO annually and recommends the compensation level for approval by the independent directors of our Board of Directors. With respect to equity compensation awarded to our CEO, the Compensation Committee grants options and/or restricted stock in an amount based generally upon our peer group companies.
The performance of each member of our executive management team is reviewed annually by the Compensation Committee. Our CEO assists the Compensation Committee by providing annual recommendations regarding the compensation of all other executive officers. Each executive officer participates in an annual performance review with the CEO to provide input about the executive officer’s contributions to our success for the period being assessed. With respect to equity compensation awarded to executive officers other than the CEO, the Compensation Committee grants options and/or restricted stock in an amount based generally upon the recommendation of the CEO and a comparison of our peer group companies.
The Compensation Committee also has the power and authority to hire outside advisors or consultants to assist the Compensation Committee in fulfilling its responsibilities. Given the Compensation Committee’s access to pertinent data that was publicly available and as a result of working with the consulting firm Watson Wyatt, whose data was used in support of the executive compensation changes in May 2010 , a compensation consultant was not retained in connection with our 2011 compensation decisions. However, the Compensation Committee has selected an independent compensation consultant, Compensation Strategies, to review the overall executive compensation programs, including benchmarking of total compensation, review of program design and peer group makeup going forward.
Our executive compensation decisions are congruent with Sections 162(m) and 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and compensation charges under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Section 718, Compensation - Stock Compensation. However, the Compensation Committee from time-to-time may approve payment of compensation that does not qualify for the exclusion from the limitation on deductibility of Section 162(m) if the Compensation Committee determines that such payments are consistent with our overall objective to attract, motivate, and retain our executive officers.
Total Compensation. The total compensation package offered to each executive officer is comprised of four elements, which are described in more detail below:

•	base salary;

•	performance incentive bonus (cash and/or equity based);

•	long-term equity incentive awards; and

•	employee benefits and perquisites.
In allocating compensation across these elements, the Compensation Committee does not follow any strict policy or guidelines. To determine whether our executive compensation is comparable to our competitors and other companies with similar metrics, the Compensation Committee compares the compensation of executive officers at similar companies, taking into consideration the company’s size, industry, and geographic locality, as well as, the comparable named executive officer’s level of responsibility and years of experience. The criteria used to select companies similar to us include companies: (i) in the medical equipment and device industry; (ii) with revenues between $205 million and $920 million; (iii) whose current enterprise market value is between $209 million and $2.0 billion; and (iv) whose number of employees is between 574 and 4420. These companies are considered comparable to us and generally recruit individuals to fill executive positions that have similar skills and background to those we recruit. The comparative data that we used in reviewing executive officer compensation consisted of data from the EQUILARINSIGHTTM Public Medical Companies database. The list of such companies is comprised of the following companies (with us listed simply to show our relative position among the peer companies) based on information available at the time of the compensation review:

Name (Symbol)	Revenues (in millions)(1)	Market Cap (in millions)(2)	Number of Employees(1)
ArthroCare Corporation (ARTC)	355	716	1,600
Conmed Corporation (CNMD)	725	811	3,400
Exactech, Inc. (EXAC)	205	209	574
Greatbatch, Inc. (GB)	569	558	3,271
Haemonetics Corporation (HAE)	577	1,640	2,201
Hanger Orthopedic Group, Inc. (HGR)	919	686	4,420
Integra Lifesciences Holding Corp. (IART)	780	890	3,400
Nuvasive (NUVA)	540	666	1,093
Orthofix International, NV (OFIX)	579	704	1,496
Symmetry Medical Group, Inc. (SMA)	359	251	2,520
Thoratec Corporation (THOR)	423	2,020	822
Wright Medical Group, Inc. (WMGI)	513	668	1,290
____________

(1)
Information obtained from each companies’ annual report on Form 10-K for the year ended: December 31, 2011 except for Haemonetics Corporation (HAE) data which was obtained from Form 10-K data for the year ended April 2, 2011

(2)	Market capitalization was determined as of March 2, 2012.

We can review in detail only those individuals for whom compensation information is publicly disclosed. This is typically only the five most highly compensated officers at each company. Generally, this correlates to our CEO, Senior Vice President and Chief Financial Officer (CFO), and certain other executive officers.
The overall result of this review provides the starting point for the analysis of the Compensation Committee. The Compensation Committee looks more extensively at a number of other factors, including the total compensation, the mean, minimum, and maximum for each executive officer position. The Compensation Committee strongly believes in retaining the best talent among our executive management team.
The Compensation Committee believes that the compensation of our executive officers – those having the greatest ability to influence our performance – should include greater levels of performance-based incentive compensation, while other levels of management should receive a greater portion of their compensation in base salary. The Compensation Committee’s review of the comparable companies chosen, although each had a different compensation structure, indicated that all appear to provide their executive officers with average base salaries of approximately 20% to 41% of overall compensation, average targeted bonus compensation of up to 20% of overall compensation and average equity compensation of approximately 40% to 60% of overall compensation.
We entered into an employment agreement with our former Chief Executive Officer, Gary D. Henley, the term of which began on April 1, 2009 and was amended in August 2010 to extend the term of the employment agreement by three months. Effective April 4, 2011, Mr. Henley resigned without “good reason” as defined under his employment agreement. Mr. Henley was not entitled to any severance payments under the employment agreement, other than payment of accrued salary earned through April 4, 2011, the value of accrued but untaken vacation, and for reimbursement for unreimbursed business expenses.
During 2011, we entered into an employment agreement with our interim President and Chief Executive Officer, David D. Stevens. The term of Mr. Stevens’ agreement began on April 4, 2011 and expired upon the employment of Mr. Palmisano, effective as of September 17, 2011. Upon its expiration, we have no obligations to Mr. Stevens other than payment of accrued obligations under his employment agreement.
Additionally, we entered into an employment agreement with our current President and Chief Executive Officer, Robert J. Palmisano, during 2011. The term of Mr. Palmisano’s agreement began on September 17, 2011 and ends on September 17, 2014, subject to earlier termination under certain circumstances. Commencing on September 17, 2013 and each anniversary of the effective date thereafter, the term of Mr. Palmisano’s agreement will automatically extend for an additional one-year period, unless at least thirty days prior to such date, either party gives notice of non-extension to the other.
We entered into a separation pay agreement with each of Messrs. Berry, Stookey, Griffin, and Davis effective April 1, 2009. Commencing on April 1, 2011 and each anniversary of the effective date thereafter, the term of each separation pay agreement will automatically extend for an additional one-year period, unless at least ninety days prior to such date, either party gives notice of non-extension to the other.
Base Salaries. We want to provide our executive officers with a level of assured cash compensation in the form of base salary to compensate them for the services they provide and their level of professional experience and knowledge. The Compensation Committee reviews executive officer compensation annually. In establishing base salaries, the Compensation Committee seeks relevant compensation information, including: (i) scope of the position; (ii) responsibilities of the position; (iii) experience and length of service with us, the industry, and the community; (iv) effort and performance; (v) team building skills; (vi) observance of our ethics and compliance programs; (vii) salaries paid by competitive companies to officers in similar positions; and (viii) overall macroeconomic trends. The Compensation Committee considers the input of the CEO with respect to the base salaries of our other executive officers. Increases in base salary from year to year are based upon the performance and relevant experience of the executive officers, comparisons of our compensation to our competitors’ compensation for similar positions and responsibilities, as well as relevant economic market considerations, as assessed, reviewed and approved by the Compensation Committee. The Compensation Committee assesses these factors with respect to the CEO. The Compensation Committee recommends the compensation of the CEO for approval by the independent directors of our Board of Directors. The Compensation Committee estimates that we provide our executive officers with average base salaries of approximately 20% to 41% of overall compensation. It is the Compensation Committee’s goal that the total compensation levels of our executive officers (cash compensation plus the value of restricted shares) range between the 50th and 75th percentile of the total compensation levels in effect for comparable executive officers positions at our peer group companies. The Compensation Committee estimates that the total compensation levels of our executive officers range between the 17th and 53rd percentile for comparable executive positions at companies in our peer group. This range, which is lower than the Compensation Committee’s goal, will be reviewed as part of the work by Compensation Strategies, the independent compensation consultant to the Compensation Committee of the Board of Directors. The pay-for-performance nature of our executive performance incentive plans, which are described in greater detail below, will result in lower than target payout for total direct cash compensation. Our executive officers have a significant level of valuable industry specific knowledge and experience. We believe they are a key factor in our future success.
An employment agreement establishes the initial base salary of Mr. Palmisano and provides that the Compensation Committee will review compensation annually and may make such increases in base salary as are merited based on the executive officer’s performance and as are consistent with our compensation policies. In addition, employment agreements established the initial base salaries of Mr. Stevens and Mr. Henley for the respective time periods each served as our Chief Executive Officer. The base salaries of our other executive officers are set annually by the Compensation Committee, typically effective April 1. The base salaries of our executive officers are set forth below.

Name	Annual Base Salary as of January 1, 2011	Annual Base Salary as of April 1, 2011

Robert J. Palmisano(1)	N/A	N/A
David D. Stevens(2)	N/A	N/A
Gary D. Henley(3)	$520,200	$520,200
Lance A. Berry	300,900	300,900
Eric A. Stookey	300,900	300,900
Timothy E. Davis, Jr.	291,700	291,700
William L. Griffin, Jr.	318,300	318,300
________________

(1)	Mr. Palmisano began his employment with us on September 17, 2011 with an annual base salary of $750,000.

(2)	Mr. Stevens served as our interim Chief Executive Officer for the period beginning April 4, 2011 and continuing through September 17, 2011. During such period, his annual base salary was $610,000.

(3)	Mr. Henley’s last day of employment with us was April 4, 2011.

Performance Incentive Bonus. The Compensation Committee of our Board of Directors adopted the 2010 Executive Performance Incentive Plan in March 2010. Our stockholders approved the material terms of the 2010 Executive Performance Incentive Plan at our 2010 annual meeting of stockholders. The Compensation Committee of our Board of Directors administers the 2010 Executive Performance Incentive Plan. During 2011, each of Messrs. Palmisano, Stevens, Henley, Berry, Stookey, Davis, and Griffin were eligible to participate in the 2010 Executive Performance Incentive Plan. Under the 2010 Executive Performance Incentive Plan, the Compensation Committee must establish performance goals based upon performance measures such as sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, market share, earnings per share, cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure (including, for example, objectives tied to safety, quality, compliance and standards of behavior) deemed appropriate by the Compensation Committee in its discretion. The target performance bonus is stated as a percentage of base salary for each participant and represents the amount of cash that a participant will receive if all performance goals for each performance measure are met or exceeded. Partial payments of the target performance bonus may be paid only if minimum performance thresholds are achieved. A participant may not be paid for performance below the minimum performance threshold of any component of the performance measures. If the performance goals for a performance year are exceeded, the Compensation Committee may pay additional bonus in excess of the target performance bonus. However, no participant may be paid an amount that exceeds twice the target performance bonus unless otherwise determined by the Compensation Committee. In no event may any payment under the 2010 Executive Performance Incentive Plan to a participant exceed $1,500,000 for any performance year.
For 2011, the Compensation Committee established objectives of net income, revenue growth, and free cash flow for our executive officers. Achievement of the free cash flow objective is subject to the achievement of the net income objective. Each executive officer’s bonus payment under the 2010 Executive Performance Incentive Plan for a particular quarter was determined by multiplying the executive officer’s target bonus amount (the executive officer’s incentive target times the executive officer’s base salary) for the quarter by a payout percentage determined based on the achievement of corporate financial performance goals. The Compensation Committee, in its sole and absolute discretion, may determine that the amount of an executive officer’s actual performance incentive bonus is less than or more than the amount earned by the executive officer under the 2010 Executive Performance Incentive Plan. However, the Compensation Committee has indicated that it will not make any discretionary awards to executive officers if performance targets are not met. The amount of the performance incentive bonus payable to an executive officer may vary from zero to 200% of the executive officer’s annual target.
We provide our executive officers with targeted bonus compensation of 45% to 100% of overall compensation. As a percent of base compensation, the targeted bonus levels for executive officers during 2011 ranged from 100% for Mr. Palmisano (on a pro-rated basis as of September 1, 2011) to 45% for each of the other named executive officers, as shown in the table below. These levels were determined based on peer company data and reviewed against data from several survey services, including the ORC Sirs Survey and the Equilar Top 25 Survey. For 2011, the Compensation Committee established the following targeted bonus levels for our executive officers:

Position	2011 Target (% of base salary)	2012 Target (% of base salary)

CEO	100%	100%
Former CEO	75%	N/A
Former Interim CEO	N/A	N/A
CFO and Other Executive Officers	45%	45%

Our executive officers have performance measures for their incentive bonuses based upon corporate objectives that are described in the table below.

Bonus Objective (1)	2011 Weight
Adjusted Net Income Growth (ANIG)	50%
Revenue Growth (RG)	25%
Free Cash Flow, year to date (FCF)	25%
Annual Strategic Goals	N/A
_____________

(1)
Some of the performance measures are calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our core operational performance, as more fully described in Appendix A to this Proxy Statement.

	2012 Weight
Bonus Objective (1)	Mr. Palmisano & Mr. Berry	Messrs. Stookey, Davis & Griffin
Adjusted Net Income	33.3%	25%
Revenue	33.3%	25%
Free Cash Flow	33.3%	25%
Annual Strategic Goals	N/A	25%
_____________

(1)
Some of the performance measures are calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our core operational performance, as more fully described in Appendix A to this Proxy Statement.

The Compensation Committee selected these criteria after reviewing measurement criteria from the Equilar Top 25 Survey – Bonus Summary report for comparable key positions. Further, the Compensation Committee believes these measurement criteria are best aligned with total stockholder return.
Our executive officers’ bonus objectives targets for 2011 are set forth below for the first three fiscal quarters and for the full fiscal year:

	Quarterly Target :			Annual Target:
Bonus Objective	Q1	Q2	Q3	Full Year 2011
ANIG	9.6%	7.4%	7.4%	5.7%
RG	N/A	N/A	N/A	2.5%
FCF (in millions)	$1.6	$1.6	$5.2	$16.8

Our executive officers earn bonuses in 2011 for free cash flow only to the extent that the adjusted net income growth target is achieved. For each measure, no bonus payment will be made until the bonus targets are attained. Our executive officers may receive 200% of their targeted bonus only if the net revenue growth performance measure exceeds the target by 10% and the adjusted net income growth and free cash flow performance measures exceed the targets by 30%. This percentage of overachievement was subjectively determined to be an appropriate “stretch goal.”

The quarterly bonus payments are limited to the foregoing percentage of their targeted bonus, and any overachievement of the financial objectives is paid only upon over-achievement of the full year objective. Included in the following table are the target and actual payouts for each period, shown as a percentage of the 2011 Target payout:

	Q1		Q2	Q3			Full Year(1)
Bonus Objective	Target Bonus	Actual Bonus	Target Bonus	Actual Bonus	Target Bonus	Actual Bonus	Target Bonus	Actual Bonus
ANIG	15%	15%	15%	15%	15%	0%	50%	30%
RG	N/A	N/A	N/A	N/A	N/A	N/A	25%	0%
FCF	5%	5%	5%	5%	5%	0%	25%	10%
Total							100%	40%
_____________

(1)
To the extent the annual target of a bonus objective is achieved, the executive officer would be paid the difference between full year achievement and any amounts previously paid for achievement of quarterly objectives.

As such, the performance incentive bonus paid to each executive officer for 2011 under the EPIP is set forth below.

Name	Performance Incentive Bonus

Robert J. Palmisano(1)	$250,000
David D. Stevens(2)	$0
Gary D. Henley(2)	$0
Lance A. Berry	$54,162
Eric A. Stookey	$54,162
Timothy E. Davis, Jr.	$52,506
William L. Griffin, Jr.	$57,294
____________

(1)
For 2011, Mr. Palmisano’s annual incentive performance bonus was guaranteed at 100% of base salary on a pro-rated basis as if he had started on September 1, 2011 pursuant to the terms of his employment agreement.

(2)	Messrs. Stevens and Henley were not employees as of December 31, 2011 and as such, neither was eligible to receive a performance incentive bonus.
Long-Term Equity Incentive Awards. Long-term incentives comprise the largest portion of each executive officer’s compensation package, consistent with our philosophy and principles discussed above. Our Compensation Committee’s objective is to provide executive officers with long-term incentive award opportunities that are at the 50th to 75th percentile of executive officers in comparable positions at companies in our peer group. The Compensation Committee estimates that the long-term equity incentive compensation levels of our executive officers range between the 21st and 85th percentile for comparable executive officer positions at companies in our peer group.
Through the grant of these equity incentives, we seek to align the long-term interests of our executive officers with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return. We may grant long-term, equity-based incentive awards to our executive officers under our Amended and Restated 2009 Equity Incentive Plan (Equity Incentive Plan). Our Compensation Committee administers the Equity Incentive Plan. Under the Equity Incentive Plan, we may grant awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units, and stock bonuses. Based on an assessment of factors, which include the competitive level of awards made by the peer companies, issues related to retention of key talent and the equity value of prior grants, the Compensation Committee determines an award that is suitable for providing an adequate incentive for the performance and retention of each executive officer.
The Compensation Committee prefers to grant shares of restricted stock or restricted stock units to employees, particularly our executive officers, and believes that restricted stock provides a motivating form of incentive compensation while permitting us to issue fewer shares than would be issued in stock options, thereby reducing potential dilution. The restricted stock has historically vested in equal annual installments over four years.
The Compensation Committee may award a limited number of stock options to closely align the interests of executive officers with those of our stockholders. Stock options may be issued to executive officers upon starting employment, in other special situations, and as part of their annual compensation. To encourage retention, stock options may be granted with a vesting period of one or more years. The Compensation Committee has taken the position that stock options should be granted with an exercise price that is equal to the fair market value of the common stock on the grant date, calculated as the closing price per share of stock on the trading day immediately prior to the grant date. The actual value of stock option compensation, therefore, depends on the market value of the common stock increasing after the grant date. In the future, we many issue other forms of equity compensation allowed under the Equity Incentive Plan.

The Compensation Committee has adopted a general policy related to equity awards under which: (i) non-performance based awards will not fully vest prior to a minimum of three years (including cliff-vesting awards) and there will be a minimum performance period of one year for performance based awards; (ii) the Compensation Committee will not waive vesting periods for any awards except in the case of death, disability, retirement or change in control; and (iii) the above restrictions will apply to a total of 90% of the shares of common stock authorized under the Equity Incentive Plan.
Guidelines for the number of restricted stock awards and stock options granted to each executive officer are determined using a procedure approved by the Compensation Committee based upon several factors, including the executive officer’s level of responsibility, salary grade, performance, and the value of the stock at the time of grant. With the exception of promotions and new hires, we generally grant these awards effective as of the date of our annual meeting of stockholders. This timing enables us to consider our prior performance as well as the performance of the potential recipients, and our expectations for the current year. Also, it follows our annual performance evaluations. The awards also are made as early as practicable in the year in order to optimize the time-period for the incentives associated with the awards. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. For 2011, we granted restricted stock and stock options with a grant date value of approximately 485% of Mr. Palmisano’s base salary, approximately 100% of Mr. Steven’s base salary, and approximately 100% of the base salaries of Messrs. Berry, Stookey, Davis and Griffin. We did not grant any long-term equity incentive awards to Mr. Henley during 2011.
The benchmark for these grants is the average level of annual restricted stock awards and stock option grants for similar positions at our peer group companies, adjusted using the above factors and taking into consideration such equivalency factors as our number of shares outstanding and market capitalization, compared to the peer group companies.
Each restricted stock award allows the executive officer to acquire shares of common stock upon vesting. Each stock option allows the executive officer to acquire shares of common stock at the fair market value on the grant date over a specified period of time, up to ten years. Stock option awards will provide a return to the executive officer only if the market price of the shares appreciates over the term of the award.
In 2009, our Board of Directors adopted Executive Officer Stock Ownership Guidelines, which require our executive officers to acquire and hold shares of common stock equal in value to a multiple of their annual base salary. Our Board of Directors and the Compensation Committee generally encourage our executive officers to have a financial stake in us to align the interests of our stockholders and management, and view restricted stock awards and stock options as a means of furthering this goal. The guidelines are described in the heading “Executive Officer Stock Ownership Guidelines” below.
To address stockholders’ potential concerns regarding the number of options, restricted shares and restricted stock units we grant in a given year, the Compensation Committee adopted an annual cap on the number of options, restricted stock and restricted stock unit awards granted for each of the next three years, effective beginning January 1, 2010. During this period, we will not grant a number of shares subject to awards under our Equity Incentive Plan to employees and non-employee directors, in the aggregate, greater than the Risk Metrics Group (RMG) burn rate threshold percentage for our GICS peer group (3510-Health Care Equipment & Services) of shares of our common stock that we believe will be outstanding at the end of each year over such 3-year period. This would limit awards to no greater than the RMG 2010 threshold for 2010, which was 3.65%, the RMG 2011 threshold for 2011, which was 4.66%, and the RMG 2012 threshold for 2012, which is 4.69%. This limitation does not apply to awards under plans assumed in acquisitions, equity issuances for the inducement of employment as covered under NASDAQ Marketplace Rule 5635(C)(4) or issuances under tax-qualified employee stock purchase plans. Solely for the purposes of calculating the “burn rate,” each stock option will be counted once, and each share subject to restricted stock or restricted stock unit will be counted twice (equivalent to two shares).
The long-term equity incentive awards granted in 2011 to each of our executive officers is set forth below. All of the long-term equity incentive awards shown below were granted pursuant to our Equity Incentive Plan except for Mr. Palmisano’s stock options which were made pursuant to an inducement stock option award agreement.

Name	Number of Options Granted	Grant Date Fair Value of Options Granted	Number of Shares of Restricted Stock Granted	Grant Date Fair Value of Restricted Stock Granted

Robert J. Palmisano	610,000	$3,638,223	0	$0
David D. Stevens	0	$0	39,400	$650,888
Lance A. Berry	12,153	$72,631	14,560	$225,680
Eric A. Stookey	12,153	$72,631	14,560	$225,680
Timothy E. Davis, Jr.	11,781	$70,408	14,115	$218,783
William L. Griffin, Jr.	12,855	$76,827	15,402	$238,731

Our Compensation Committee estimates that we provide our executive officers with equity compensation of approximately 40% to 60% of overall compensation.
Other Elements of Compensation and Perquisites. In order to attract and retain employees while paying market levels of compensation, we provide our executive officers the following benefits and perks.
Medical Insurance. We provide to each executive officer and the executive officer’s spouse and children such health, dental, and vision insurance coverage as we may from time to time make available to our other employees. We pay a portion of the premiums for this insurance for all employees.
Life and Disability Insurance. We provide to each executive officer such life and/or disability insurance, as we, in our sole discretion, may from time to time make available to our other executive employees of the same level of employment.
Housing Allowance & Relocation Costs. In order to attract and retain management talent, we provide relocation benefits, including a housing allowance, to certain executive officers upon their employment with us. The allowance is intended to partially defray the additional cost of housing while the employee relocates as well as actual expenses related to the sale and purchase of a home, household moving expenses and similar related items. We provide the same relocation benefits to all senior management employees. We gross up certain of these relocation benefits because such benefits result in taxable income to relocating executive officers.
Defined Contribution Plan. We, and our designated affiliates, offer a Section 401(k) Savings/Retirement Plan (401(k) Plan), a tax-qualified retirement plan, to our eligible employees. Our 401(k) Plan permits eligible employees to defer from 1% to 100% of their annual eligible compensation, subject to certain limitations imposed by the Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We currently match up to 4% of our employee’s contributions to the 401(k) Plan.
Stock Purchase Plan. Our 2002 Employee Stock Purchase Plan (ESPP), which qualifies under Section 423 of the Code, permits participants to purchase our common stock on favorable terms. ESPP participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the plan period or the stock price on the last day of the plan period, whichever is lower. The purchase dates occur on the last business day of June and December of each year. To pay for the shares, each participant may authorize periodic payroll deductions from their cash compensation, subject to certain limitations imposed by the Code. All payroll deductions collected from the participant in a period are automatically applied to the purchase of common stock on that period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the ESPP prior to that date. Our ESPP is available only to U.S. employees. Shares of stock purchased pursuant to the ESPP are generally subject to a holding period lasting between one and one and one-half years after such stock is purchased, during which time the shares may not be sold, exchanged, pledged, hypothecated, or otherwise transferred, except in the case of demonstrated financial emergency.

Other. We make available certain other perquisites or fringe benefits to certain executive officers, such as travel insurance, airline club dues, professional society dues, reimbursement of financial planning, and insurance.
Severance Benefits. We believe that companies should provide their executive officers with reasonable severance benefits, which should reflect the fact that it may be difficult for them to find comparable employment within a short period of time, that the executive officers will be better able to focus on their respective duties without the worry and uncertainty related to being terminated, and that executive officers’ interests should be aligned with our stockholders’ interests in connection with a potential change in control. Further, severance benefits help clarify what will happen in the event of our executive officers’ termination from employment. To that end, we have entered into separation pay agreements with Messrs. Berry, Stookey, Griffin and Davis, effective April 1, 2009. The terms of the separation pay agreements each continue until its third anniversary. The terms of each separation pay agreement will be extended automatically for one additional year unless we or the executive officer provide notice of termination of the separation pay agreement. Our employment agreements with Mr. Palmisano, Mr. Stevens, and Mr. Henley also included provisions for separation pay. Under all employment agreements and separation pay agreements, in the event that the executive officer is terminated for cause or the executive officer terminates employment other than for good reason we shall have no obligations other than payment of accrued obligations described below. Mr. Henley resigned without “good reason,” and Mr. Stevens’ employment agreement expired upon our employment of Mr. Palmisano; therefore, we have no obligations to them other than payment of accrued obligations. In the event of an involuntary termination of Messrs. Palmisano, Berry, Stookey, Griffin or Davis, we will be obligated to pay a separation payment and accrued obligations and provide benefits to the executive officer as described below pursuant to the separation pay agreements or Mr. Palmisano’s employment agreement, as applicable.

•
Accrued Obligations. Under the separation pay agreements, accrued obligations include (i) any accrued base salary through the date of termination, (ii) any annual cash incentive compensation awards earned but not yet paid, (iii) the value of any accrued vacation, (iv) reimbursement for any unreimbursed business expenses, and, (v) only in the case of an involuntary termination after a change in control or a termination at any time by reason of death, an annual incentive payment at target for the year that includes the date of termination, prorated for the portion of the year that the executive officer was employed. Under Mr. Palmisano’s employment agreement, Mr. Palmisano has the right to receive the accrued obligations specified in clauses (i) through (iv) above, his target annual incentive for the year, whether or not termination is made upon a change in control, and a monthly amount equal to the monthly rental payment under a housing lease until its expiration.

•
Separation Payment upon Involuntary Termination. The total separation payment for Messrs. Berry, Stookey, Griffin, and Davis, whether or not paid in connection with a change in control, is the amount equal to 12 months multiplied by 1.45 times their monthly base pay. Half of the total separation payment amount will be payable at or within a reasonable time after the date of termination. The remaining half of the total separation payment amount will be payable in installments beginning six months after the date of termination, with a final installment of the balance of the remaining half of the total separation payment to be made on or before March 15 of the calendar year following the year of termination. The total separation payment for Mr. Palmisano is the amount equal to (i) 48 months multiplied by his monthly base salary, in the event Mr. Palmisano is terminated prior to a change in control, or (ii) 72 months multiplied by his monthly base salary, in the event Mr. Palmisano is terminated in connection with a change in control. The separation payment, as applicable, will be paid to Mr. Palmisano in a lump sum, less all applicable taxes withheld, on the 60th day following the date of termination.

•
Benefits upon Involuntary Termination. Messrs. Berry, Stookey, Griffin, and Davis, pursuant to the terms of their separation pay agreements, will also receive benefits that include (i) health and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), which we must pay for a period not exceeding 18 months, (ii) outplacement assistance for a period of 12 months, subject to termination if the executive officer accepts employment with another employer, (iii) financial planning services for a period of 12 months, (iv) payment to continue insurance coverage equal to the annual supplemental executive officer insurance benefit provided to the executive officer prior to the date of termination, and (v) reasonable attorneys’ fees and expenses if any such fees or expenses are incurred to enforce the separation pay agreement. Mr. Palmisano is entitled to receive the same benefits provided in clauses (i) through (iii) above under his employment agreement. If Mr. Palmisano has elected to obtain medical insurance personally, then, instead of receiving the COBRA benefits described in clause (i) above, he would continue to receive reimbursement of insurance premiums for a period of 12 months.
Pursuant to the separation pay agreements and the employment agreement with Mr. Palmisano, involuntary termination will occur if we terminate the employment of the executive officer other than for cause, disability, voluntary retirement or death of the executive officer or if the executive officer resigns for good reason. A termination of the executive officer before a change in control by reason of the executive officer’s retirement on or after age 65 does not constitute an involuntary termination.
The definition of cause under the separation pay agreements includes (i) willful failure of the executive officer to substantially perform the executive officer’s duties that amounts to an intentional and extended neglect of the executive officer’s duties, (ii) only prior to a change in control, continued, documented poor performance after giving the executive officer sufficient time to improve, (iii) the determination by our Board of Directors that the executive officer has engaged or is about to engage in conduct materially injurious to us, (iv) the executive officer’s conviction or entering of a guilty or no contest plea to a felony charge, or (v) the executive officer’s participation in the activities proscribed by the confidentiality, non-solicitation, and non-competition covenants described below or a material breach of any of the other covenants contained in the separation pay agreement. The definition under Mr. Palmisano’s employment agreement includes (a) clauses (i) and (iii) through (v) above, (b) the determination by the Board that the executive has engaged in or is about to engage in conduct that is materially inconsistent with the Company’s legal and healthcare compliance policies, programs or obligations, and (c) the executive’s bar from participation in programs administered by the United States Department of Health and Human Services or the United States Food and Drug Administration or any succeeding agencies.
Prior to a change in control, the definition of good reason under the separation pay agreements includes (i) the assignment to the executive officer of any duties materially inconsistent with the range of duties and responsibilities appropriate to our senior executive officer, (ii) a material reduction in the executive officer’s overall standing and responsibilities, (iii) a material reduction in the executive officer’s aggregate annualized compensation and benefits opportunities, (iv) our failure to pay the executive officer any portion of the executive officer’s compensation and benefits within 30 days after they become due, (v) any purported termination of the executive officer’s employment that is not made pursuant to a notice of termination that reasonably details the basis for termination, (vi) the failure by us to obtain an agreement from any our successors requiring such successor to assume and agree to perform our obligations under the separation pay agreement, (vii) the failure by us to provide indemnification and directors and officers insurance protection contemplated by the agreement, or (viii) the failure by us to comply with any material provision of the separation pay agreement.
After a change in control, the definition of good reason under the separation pay agreements includes (i) a material and adverse change in the executive officer’s title, authority as an executive officer, duties, responsibilities or reporting lines as in effect immediately prior to the change in control, (ii) a material reduction in the executive officer’s aggregate annualized compensation opportunities, or (iii) the relocation of the executive officer’s principal place of employment to a location that is more than 40 miles from the executive officer’s principal place of employment immediately prior to the change in control.
Whether or not termination occurs in connection with a change in control, the definition of good reason under Mr. Palmisano’s employment agreement includes (i) the assignment to the executive officer of any duties materially inconsistent with the range of duties and responsibilities appropriate to our senior executive officer, (ii) a material and adverse change in the executive officer’s titles, authority as President and Chief Executive Officer, duties, responsibilities or reporting lines, (iii) a material reduction in the executive officer’s aggregate annualized compensation and benefits opportunities, (iv) our failure to pay the executive officer any portion of the executive officer’s compensation and benefits within 30 days after they become due, (v) the failure by us to obtain an agreement from any our successors requiring such successor to assume and agree to perform our obligations under the separation pay agreement, (vi) the failure by us to provide indemnification and directors and officers insurance protection contemplated by the agreement, (vii) the failure to agree on an alternative compensation for equity incentive compensation under certain circumstances, (viii) the relocation of the executive’s principal place of employment to a location that is more than 40 miles from the executive officer’s principal place of employment immediately prior to such move, and (ix) the failure by us to comply with any material provision in the employment agreement.
Under Mr. Palmisano’s employment agreement and the separation pay agreements with Messrs. Berry, Stookey, Griffin, and Davis, the executive officer makes certain covenants that impose future obligations on the executive officer regarding confidentiality of information, transfer of inventions, nonsolicitation of our employees for a period of 12 to 24 months, and noncompetition with our business for a period of 12 to 24 months. If we determine that a breach of any of these covenants has occurred, then our obligations to make payments or provide benefits shall cease immediately and permanently, and the executive officer shall repay an amount equal to (i) 30% of the payments and benefits previously provided under the employment agreement, with interest, (ii) 90% of the payments and benefits previously provided under the respective separation pay agreement, with interest, as applicable. Upon termination for any reason other than cause, the executive officer must enter into a mutual release of all claims within 45 days after the date of termination before any payments will be made to the executive officer.
If we are required to restate our balance sheet or statement of operations affecting any reporting period that transpires during the term of any employment agreement or separation pay agreement due to our material noncompliance with any financial requirements under securities laws, we may require Messrs. Palmisano, Henley, Stevens, Berry, Stookey, Griffin, and Davis to reimburse us for any bonus or incentive-based or equity-based compensation received by the executive officer during the term of his respective agreement and any profits realized from the sale of our securities by the executive officer during the term of his respective agreement. If our Board of Directors determines that such a forfeiture is appropriate, we may withhold future amounts owed to the executive officer as compensation, and we may commence legal action to collect such sums as our Board of Directors determine is owed to us.
All payments under the separation pay agreement will be net of applicable tax withholdings. Each of the separation pay agreements contains a provision that limits payment under the separation pay agreement to avoid taxation under Section 4999 of the Code for “parachute payments” within the meaning of Section 280G of the Code.
Additionally, Mr. Palmisano’s employment agreement provides that if any severance payments or other payments or benefits deemed made in connection with a future change in control are subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, the payments will be reduced to one dollar less than the amount that would subject Mr. Palmisano to the excise tax if the reduction results in the executive receiving a greater amount on a net-after tax basis than would be received if he received the payments and benefits and paid the excise tax.
Change in Control Benefits. Our executive officers and other employees have built us into the successful enterprise that we are today, and the Compensation Committee believes that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our executive officers are aligned with them, and providing change in control benefits should at least reduce the reluctance of executive officers to pursue potential change in control transactions that may be in the best interests of stockholders. Relative to our overall value, these potential change in control benefits are relatively minor.
Under the terms of Mr. Palmisano’s employment agreement and the separation pay agreements with Messrs. Berry, Stookey, Griffin, and Davis, these change in control benefits are “double trigger,” which requires (i) a change in control and (ii) a termination by the company without cause or by an executive officer for good reason within 12 to 24 months of the change in control before the executive officer receives their change in control benefit. If we give notice of termination of the separation pay agreement less than one year after a change in control, then the term of the separation pay agreement will be automatically extended until the later of the one year anniversary that follows such written notice or the second anniversary of the change in control. The change in control benefit requires us to pay a separation payment and accrued obligations and provide benefits to the executive officer as described above under the heading Severance Benefits.
Subject to several exceptions, under the separation pay agreements, a change in control occurs if (i) any person or group of persons acquires more than 50% of our capital stock, (ii) any person or group of persons acquires 35% or more of the voting power represented by our capital stock in a 12-month period, (iii) any person or group of persons acquires 40% of our assets in a 12-month period, (iv) a majority of our directors are replaced in any 12-month period by directors whose election is not endorsed by a majority of our directors, or (v) a merger or consolidation occurs pursuant to which 40% of our assets are to be transferred to a different entity.
Subject to several exceptions, under Mr. Palmisano’s employment agreement, a change in control occurs if (i) any person or group of persons acquires more than 50% of our capital stock or voting securities, (ii) a reorganization, merger, consolidation or sale of substantially of our assets occurs which results in a change in beneficial ownership of our capital stock and voting securities of more than 40%, (iii) the stockholders approve a complete liquidation or dissolution of the Company, (iv) a sale of at least 80% of our assets is consummated, or (v) the current directors cease to constitute the majority of the Board of Directors, unless such directors were approved by at least a 2/3rds vote of the then-current directors.
Additionally, upon a change in control, all unexercisable options will immediately vest and become exercisable and all restrictions on restricted stock will lapse. The Compensation Committee believes that these levels of benefits are consistent with the general practice among our peers, although we have not conducted a study to confirm this.
Compensation of Chief Executive Officer. Robert J. Palmisano became our President and Chief Executive Officer effective as of September 17, 2011. We entered into an employment agreement providing Mr. Palmisano with a base salary of $750,000 per year. During 2011, Mr. Palmisano was paid $215,909 in base salary. Mr. Palmisano also received a guaranteed bonus of $250,000 under the terms of his employment agreement. In addition, in order to induce Mr. Palmisano to accept the position after negotiations, we granted Mr. Palmisano an option to purchase 610,000 shares of common stock under an inducement stock option grant agreement on September 17, 2011. The exercise price of the stock option is $16.03 per share, which was the fair market value of the common stock on the day prior to the grant date. The stock option will vest in equal annual installments over a period of three years after the grant date. The Compensation Committee considers the compensation paid to Mr. Palmisano for 2011 reasonable and appropriate under the circumstances.
David D. Stevens served as our interim President and Chief Executive Officer from April 4, 2011 to September 17, 2011. During this period, we paid Mr. Stevens an annual base salary of $610,000 pursuant to his employment agreement with us. In addition, on April 4, 2011, we granted Mr. Stevens 39,400 shares of restricted stock under our 2009 Equity Incentive Plan, which shall vest 12 months from the grant date. Upon expiration of Mr. Stevens’ term of employment effective as of September 17, 2011, we were not obligated to make any severance payments, other than payment of his accrued obligations under his employment agreement. The Compensation Committee considers the compensation paid to Mr. Stevens for 2011 reasonable and appropriate under the circumstances.
Gary D. Henley served as our President and Chief Executive Officer during 2011 until he resigned without good reason effective as of April 4, 2011. During this period, we paid Mr. Henley an annual base salary of $520,200 pursuant to his employment agreement with us. Mr. Henley did not receive a performance incentive bonus under the EPIP for 2011. We did not grant any long-term equity incentive awards to Mr. Henley during 2011. Upon his resignation on April 4, 2011, we were not obligated to make any severance payments, other than payment of his accrued obligations under his employment agreement. The Compensation Committee considers the compensation paid to Mr. Henley for 2011 reasonable and appropriate under the circumstances.

CEO Succession Plan. In 2009, our Board of Directors adopted a policy that requires our Board of Directors to regularly approve a CEO succession plan. Our Board of Directors reviewed and approved the CEO succession plan, and Robert J. Palmisano was hired as our President and Chief Executive Officer under implementation of such plan.
Executive Officer Stock Ownership Guidelines. In 2009, our Board of Directors adopted Executive Officer Stock Ownership Guidelines, which require our executive officers to acquire and hold shares of common stock equal in value to a multiple of their annual base salary. The CEO must maintain value equal to three times his annual salary, and the remaining executive officers must maintain value equal to twice their annual salary. Qualifying shares include owned shares, unvested restricted stock, unvested restricted stock units, and the value of any vested stock options. There is a five-year accumulation period beginning on the later of (i) becoming an officer subject to the share ownership guidelines or (ii) July 1, 2010.
Compensation and Risk. We believe that our performance-based compensation and equity programs create appropriate incentives to increase long-term stockholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	limits on annual incentive and long-term performance awards, thereby defining and capping potential payouts;

•	proportionately greater award opportunity derived from the long-term incentive program compared to annual incentive plan, creating a greater focus on sustained company performance over time;

•	the application of an annual incentive metric that aligns senior management with the balanced objectives of revenues, increasing net income, and generating cash flow;

•
use of three long-term incentive vehicles—restricted stock, restricted stock units and stock options—that vest over a number of years, thereby providing strong incentives for sustained operational and financial performance;

•
a long-term incentive program with overlapping vesting periods, such that at any one time up to four separate awards are affected by current year performance, thereby requiring sustained high levels of performance; and

•	share ownership guidelines for senior executives, monitored by the Compensation Committee, that ensure alignment with shareholder interests over the long term.
In light of these features of our compensation program, we conclude that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION
Summary Compensation Information
The table below sets forth summary compensation information for each of the last three fiscal years for the individuals serving as our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving in such capacities on December 31, 2011. We refer to the foregoing individuals collectively as our named executive officers.

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation(3)	Total Compensation

Robert J. Palmisano(4)	2011	$215,909		$ --	$ --	$3,638,223	$250,000	$55,945	$4,160,077
President and Chief Executive Officer

David D. Stevens(5)	2011	329,790	(6)	--	650,888	--	--	--	980,678
Former Interim President and Chief Executive Officer

Gary D. Henley(7)	2011	134,179		--	--	--	--	39,064	173,243
Former President and Chief Executive Officer	2010	517,650		--	1,147,500	344,186	160,043	8,725	2,178,104
	2009	504,500		--	1,097,999	350,946	70,272	12,800	2,036,517

Lance A. Berry	2011	300,900		--	225,680	72,631	54,162	14,191	667,564
Senior Vice President and Chief Financial Officer	2010	299,425		--	221,248	66,361	55,544	12,032	654,610
	2009	242,717		--	451,501	38,834	18,662	10,453	762,167

Eric A. Stookey	2011	300,900		--	225,680	72,631	54,162	8,850	662,223
Senior Vice President and Chief Commercial Officer	2010	299,425		--	448,528	66,361	55,544	11,850	881,708
	2009	253,625		--	211,784	42,969	19,922	7,625	535,925

Timothy E. Davis, Jr.	2011	291,700		--	218,783	70,408	52,506	15,850	649,247
Senior Vice President, Corporate Development

William L. Griffin, Jr.(8)	2011	318,300		--	238,731	76,827	57,294	7,775	698,927
Senior Vice President, Global Operations	2009	309,000		--	534,396	71,915	25,920	9,545	950,776

_____________

(1)
The amounts in the Stock Awards and Option Awards columns represent grant date fair value computed in accordance with FASB ASC Topic 718. Stock Awards consist of restricted stock for all grants. The grant date fair value per share is equal to the closing price of our stock on the date of grant. See note 15 to our Audited Financial Statements contained in our Annual Report on Form 10-K for a discussion of assumptions used to determine fair value of Option Awards.

(2)
The amounts in the Non-Equity Incentive Plan Compensation column represent amounts earned by each named executive officer under the 2010 Executive Performance Incentive Plan for 2010 and 2011 and the 2005 Executive Performance Incentive Plan for 2009.

(3)	The amounts in the All Other Compensation column are more fully described in the table under “All Other Compensation – Supplemental.”

(4)	Effective September 17, 2011, Robert J. Palmisano was appointed by our Board of Directors to serve as our President and Chief Executive Officer.

(5)	During our search for a new Chief Executive Officer, David D. Stevens served as our interim Chief Executive Officer from April 4, 2011 to September 17, 2011.

(6)
This amount is comprised of: (i) salary in the amount of $279,473 for Mr. Stevens service as our Interim President and Chief Executive Officer for the period of April 4, 2011 to September 17, 2011; and (ii) fees in the amount $50,317 for Mr. Stevens services on our Board of Directors and a member of the Nominating and Corporate Governance Committee for the periods of January 1, 2011 to April 3, 2011 and September 18, 2011 to December 31, 2011.

(7)	Effective April 4, 2011, Gary D. Henley resigned as President and Chief Executive Officer and as a member of our Board of Directors.

(8)	Mr. Griffin was not a named executive officer in 2010.
See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such payment.
All stock options and shares of restricted stock vest upon a change in control, as defined in the Fifth Amended and Restated 1999 Equity Incentive Plan, as amended, the Equity Incentive Plan, or Mr. Palmisano’s inducement stock option grant agreement, as applicable.
All Other Compensation – Supplemental
The table below sets forth other compensation information for each of the last three fiscal years for our named executive officers, which is described below the table.

Name and Principal Position	Year	Defined Contribution Plan	Housing/ Car Allowance	Travel Bonus	Financial Planning	Insurance Premiums	Other		Gross Up	Total Other Compensation

Robert J. Palmisano	2011	$5,625	$40,363	$ --	$ --	$ --	$7,323	(1)	$2,634	$55,945
President and Chief Executive Officer

David D. Stevens	2011	--	--	--	--	--	--		--	--
Former Interim President and Chief Executive Officer

Gary D. Henley	2011	4,052	--	--	5,000	--	30,012	(2)	--	39,064
Former President and Chief Executive Officer	2010	7,350	--	--	1,375	--	--		--	8,725
	2009	7,350	--	--	4,450	1,000	--		--	12,800

Lance A. Berry	2011	7,350	--	--	5,841	1,000	--		--	14,191
Senior Vice President and Chief Financial Officer	2010	7,350	--	3,000	1,682	--	--		--	12,032
	2009	7,327	--	1,500	500	1,000	--		126	10,453

Eric A. Stookey	2011	7,350	--	1,500	--	--	--		--	8,850
Senior Vice President and Chief Commercial Officer	2010	7,350	--	4,500	--	--	--		--	11,850
	2009	7,350	--	--	275	--	--		--	7,625

Timothy E. Davis, Jr.	2011	7,350	--	7,500	--	1,000	--		--	15,850
Senior Vice President, Corporate Development							--
							--

William L. Griffin, Jr.	2011	7,350	--	--	425	--	--		--	7,775
Senior Vice President, Global Operations	2009	7,350	--	--	1,195	1,000	--		--	9,545

(1)	This amount is commuting expenses.

(2)	This amount is accrued vacation paid to Mr. Henley in connection with his resignation as our President and Chief Executive Officer and as a member of our Board of Directors effective April 4, 2011.

Grants of Plan-Based Awards
The table below sets forth information concerning grants of plan based awards in 2011 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plans(1)			All Other Awards: Number of Shares of Stock	Awards: Number of Securities Underlying Options	Exercise Price of Option Awards(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Maximum

Robert J. Palmisano	09/17/2011	--	--	--	--	610,000(4)	$16.03	$3,638,223
		N/A (5)	N/A	N/A	--	--	--	--

David D. Stevens	05/03/2011	--	--	--	39,400	--	--	650,888

Lance A. Berry	05/11/2011	--	--	--	--	12,153	15.50	72,631
	05/11/2011	--	--	--	14,560	--	--	225,680
		918	135,405	270,810	--	--	--	--

Eric A. Stookey.	05/11/2011	--	--	--	--	12,153	15.50	72,631
	05/11/2011	--	--	--	14,560	--	--	225,680
		918	135,405	270,810	--	--	--	--

Timothy E. Davis, Jr.	05/11/2011	--	--	--	--	11,781	15.50	70,408
	05/11/2011	--	--	--	14,115	--	--	218,783
		890	131,265	262,530	--	--	--	--

William L. Griffin, Jr.	05/11/2011	--	--	--	--	12,855	15.50	76,827
	05/11/2011	--	--	--	15,402	--	--	238,731
		972	143,235	286,470	--	--	--	--

____________

(1)
Estimated Future Payouts Under Non-Equity Incentive Plans represent the threshold, target, and maximum amounts that could be earned under the Bonus Plan at targets established for each level. Each named executive officer had a target incentive amount that could be earned if we met the targets established. Until the threshold performance is obtained, no incentive is earned. If the maximum performance had been achieved, the named executive officers would have received 200% of their targeted amount.

(2)
The exercise price of each stock option granted to our named executive officers is equal to the fair market value, within the meaning of the Equity Incentive Plan and the Inducement Stock Option Grant Agreement of the underlying shares of common stock on the grant date, calculated as the closing price on the trading day immediately prior to the grant date. The closing market price was $16.53 on May 3, 2011, $15.38 on May 11, 2011 and $16.03 on September 17, 2011.

(3)
The grant date fair value is computed in accordance with FASB ASC Topic 718. For Stock Awards, which consist of restricted stock, the grant date fair value per share is equal to the closing price of our stock on the date of grant. See note 15 to our Audited Financial Statements contained in our Annual Report on Form 10-K for a discussion of assumptions used to determine fair value of Option Awards.

(4)	Mr. Palmisano’s stock options were made pursuant to an inducement stock option award agreement in order to induce him to accept the position of Chief Executive Officer.

(5)
For 2011, Mr. Palmisano’s annual incentive performance bonus was guaranteed at 100% of base salary on a pro-rated basis as if he had started on September 1, 2011 pursuant to the terms of his employment agreement.

See Compensation Discussion and Analysis above for a complete description. All stock options granted to the named executive officers were granted under the Equity Incentive Plan, except for Mr. Palmisano’s stock options which were made pursuant to an inducement stock option award agreement. The Compensation Committee, which administers the Equity Incentive Plan, has general authority to accelerate, extend, or otherwise modify the benefits under the stock options in certain circumstances, subject to limitations of the plan. The Compensation Committee has no present intention to exercise that authority with respect to these stock options.

All the shares of restricted stock were granted under our Equity Incentive Plan.

All stock options and shares of restricted stock vest upon a change in control, as defined in the Equity Incentive Plan or Mr. Palmisano’s inducement stock option grant agreement, as applicable. All stock options and restricted shares granted to our named executive officers in 2011 vest in equal annual installments over a period of four years after the grant date, except for Mr. Palmisano’s stock options, which will vest in equal annual installments over a period of three years after the grant date, and Mr. Stevens’ restricted stock, which will vest 12 months from the grant date.

Outstanding Equity Awards
The table below sets forth information regarding the outstanding equity awards held by our named executive officers at December 31, 2011. The stock options and restricted stock awards shown below vested or will vest in equal annual installments over a period of four years after the grant date.

		Option Awards				Stock Awards
Name	Grant Date of Award	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested(1)

Robert J. Palmisano	09/17/2011	--	610,000	$16.03	09/17/2021	--	--

David D. Stevens	01/26/2004	20,000	--	30.33	01/26/2014	--	--
	05/12/2005	5,000	--	25.58	05/12/2015	--	--
	05/11/2006	12,500	--	21.95	05/11/2016	--	--
	05/17/2007	12,500	--	24.08	05/17/2017	--	--
	05/14/2008	7,500	2,500	29.19	05/14/2018	--	--
	05/13/2009	5,000	5,000	15.47	05/13/2019	--	--
	05/13/2010	2,500	7,500	18.37	05/13/2020	--	--
	05/03/2011	--	--	--	05/03/2021	39,400	650,100

Gary D. Henley(2)	N/A	--	--	--	N/A	--	--

Lance A. Berry	10/23/2003	15,450	--	27.30	10/23/2013	--	--
	03/25/2004	40,000	--	30.11	03/25/2014	--	--
	04/04/2005	50,000	--	23.39	04/04/2015	--	--
	04/04/2006	7,501	--	19.52	04/04/2016	--	--
	05/14/2008	7,500	2,500	29.19	05/14/2018	1,250	20,625
	05/13/2009	3,189	3,189	15.47	05/13/2019	8,927	147,296
	12/11/2009	--	--	--	12/11/2019	5,000	82,500
	05/13/2010	2,336	7,011	18.37	05/13/2020	9,033	149,045
	05/11/2011	--	12,153	15.50	05/11/2021	14,560	240,240

Eric A. Stookey	03/28/2002	3,000	--	18.94	03/28/2012	--	--
	10/23/2003	26,350	--	27.30	10/23/2013	--	--
	03/25/2004	7,500	--	30.11	03/25/2014	--	--
	08/04/2005	7,500	--	25.60	08/04/2015	--	--
	09/19/2005	50,000	--	24.74	09/19/2015	--	--
	04/04/2006	8,000	--	19.52	04/04/2016	--	--
	05/14/2008	10,500	3,500	29.19	05/14/2018	1,750	28,875
	05/13/2009	3,528	3,529	15.47	05/13/2019	6,845	112,943
	01/01/2010	--	--	--	01/01/2020	9,000	148,500
	05/13/2010	2,336	7,011	18.37	05/13/2020	9,033	149,045
	05/11/2011	--	12,153	15.50	05/11/2021	14,560	240,240

Timothy E. Davis, Jr.	12/15/2006	65,000	--	23.89	12/15/2016	--	--
	05/14/2008	18,750	6,250	29.19	05/14/2018	1,500	24,750
	05/13/2009	3,484	3,485	15.47	05/13/2019	11,791	194,552
	01/01/2010	--	--	--	01/01/2020	5,625	92,813
	05/13/2010	1,544	4,635	18.37	05/13/2020	5,971	98,522
	05/11/2011	--	11,781	15.50	05/11/2021	14,115	232,898

William L. Griffin, Jr.	07/22/2008	75,000	25,000	29.88	07/22/2018	--	--
	05/13/2009	5,905	5,906	15.47	05/13/2019	17,272	284,988
	05/13/2010	2,471	7,415	18.37	05/13/2020	9,554	157,641
	05/11/2011	--	12,855	15.50	05/11/2021	15,402	254,133

________________

(1)
Calculated as the market value on December 31, 2011, which is deemed to have been $16.50 per share, the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 30, 2011.

(2)
In connection with Mr. Henley’s resignation effective April 4, 2011, all his unvested restricted stock awards outstanding on April 4, 2011, totaling 126,948 shares, were cancelled, all his outstanding unexercisable options, totaling 129,208 options, were cancelled, and all his outstanding exercisable options, totaling 376,909 options, expired 90 days after April 4, 2011.

Option Exercises and Stock Vested During 2011
The following table provides information on vesting of restricted stock during 2011 for the named executive officers. There were no stock options exercised by our named executive officers during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert J. Palmisano	--	$ --
David D. Stevens	4,550	71,026
Gary D. Henley	--	--
Lance A. Berry	13,725	212,485
Eric A. Stookey	16,622	258,446
Timothy E. Davis, Jr.	11,260	175,304
William L. Griffin, Jr.	11,820	184,510

Potential Payments Upon Termination or Change in Control
The following table sets forth the benefits payable to our executive officers based upon a hypothetical termination and/or change in control date of December 31, 2011, except for Mr. Henley, whose last day of employment was April 4, 2011, which is discussed in the narrative beneath the table. Our Compensation Committee may, in its discretion, revise, amend, or add to the benefits if it deems advisable.

Name	Benefit	Termination without Cause	Change in Control with Termination	Change in Control without Termination

Robert J. Palmisano	Salary	$3,000,000	$4,500,000	$ --
	Benefits continuation	10,800	10,800	--
	Outplacement benefits	30,000	30,000	--
	Other termination benefits(1)	5,500	5,500	--
	Stock option acceleration(2)	286,700	286,700	286,700
	Restricted stock acceleration(3)	--	--	--
	Total	$3,333,000	$4,833,000	$286,700

David D. Stevens(4)	Salary	$ --	$ --	$ --
	Benefits continuation	--	--	--
	Outplacement benefits	--	--	--
	Other termination benefits(1)	--	--	--
	Stock option acceleration(2)	--	5,150	5,150
	Restricted stock acceleration(3)	--	650,100	650,100
	Total	$ --	$655,250	$655,250

Lance A. Berry	Salary	$436,305	$436,305	$ --
	Benefits continuation	28,091	28,091	--
	Outplacement benefits	30,000	30,000	--
	Other termination benefits(1)	6,500	6,500	--
	Stock option acceleration(2)	--	15,438	15,438
	Restricted stock acceleration(3)	--	639,705	639,705
	Total	$500,896	$1,156,039	$655,143

Eric A. Stookey	Salary	$436,305	$436,305	$ --
	Benefits continuation	27,838	27,838	--
	Outplacement benefits	30,000	30,000	--
	Other termination benefits(1)	6,500	6,500	--
	Stock option acceleration(2)	--	15,788	15,788
	Restricted stock acceleration(3)	--	679,602	679,602
	Total	$500,643	$1,196,033	$695,390

Timothy E. Davis, Jr.	Salary	$422,965	$422,965	$ --
	Benefits continuation	27,838	27,838	--
	Outplacement benefits	30,000	30,000	--
	Other termination benefits(1)	6,500	6,500	--
	Stock option acceleration(2)	--	15,371	15,371
	Restricted stock acceleration(3)	--	643,533	643,533
	Total	$487,303	$1,146,207	$658,904

William L. Griffin, Jr.	Salary	$461,535	$461,535	$ --
	Benefits continuation	21,787	21,787	--
	Outplacement benefits	30,000	30,000	--
	Other termination benefits(1)	6,500	6,500	--
	Stock option acceleration(2)	--	18,938	18,938
	Restricted stock acceleration(3)	--	696,762	696,762
	Total	$519,822	$1,235,522	$715,700

___________________

(1)
The amounts in the Other termination benefits rows include the cost of financial planning services, an annual physical, and continued executive insurance. Reimbursement of reasonable attorneys’ fees and expenses is not included as the amount is not estimable.

(2)
Stock option acceleration is calculated as the intrinsic value of the unvested options on December 31, 2011. The intrinsic value is calculated as the difference between the market value of our common stock as of December 31, 2011, and the exercise price of the stock option. The market value as of December 31, 2011, is deemed to have been $16.50 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 30, 2011.

(3)
Restricted stock acceleration is calculated as the market value of the unvested awards on December 31, 2011. The market value as of December 31, 2011, is deemed to have been $16.50 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 30, 2011.

(4)
Mr. Stevens’ term of employment expired upon the hiring of Mr. Palmisano as our President and Chief Executive Officer effective as of September 17, 2011. As a result, Mr. Stevens was not entitled to any severance payments upon the expiration of his term, other than the payment of accrued obligations. Notwithstanding the foregoing, in the event of a change in control, Mr. Stevens’ options and restricted stock will immediately vest.

For purposes of the benefits shown for executive officers, a change of control is deemed to occur, in general, under the circumstances described in the Compensation Discussion and Analysis section above under the heading Severance Benefits.
Mr. Henley resigned without good reason under his employment agreement effective April 4, 2011. As a result, Mr. Henley was not entitled to any severance payments, other than payment of accrued salary earned through their respective last day of employment, the value of accrued but untaken vacation, and for reimbursement for unreimbursed business expenses, which in aggregate totaled $34,141.

DIRECTOR COMPENSATION
Director Compensation
We compensate our directors for their services as members of our Board of Directors and committees with a combination of annual retainers and awards of restricted stock and stock options. Directors who are not employees are eligible to receive compensation for their services as directors, while directors who are our employees are ineligible to receive separate director compensation. The following table sets forth a summary of the compensation we paid to our non-employee directors in 2011:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total

Gary D. Blackford	$49,948	$83,499	$59,764	$193,211
Martin J. Emerson	50,000	83,499	59,764	193,263
Lawrence W. Hamilton	55,000	83,499	59,764	198,263
Ronald K. Labrum	35,667	124,992	89,646	250,305
John L. Miclot	57,157	83,499	59,764	200,420
Amy S. Paul	41,294	83,499	59,764	184,557
Robert J. Quillinan	70,000	83,499	59,764	213,263
________________

(1)
The amounts in the Stock Awards column represent grant date fair value computed in accordance with FASB ASC Topic 718. For Stock Awards, which consist of restricted stock, the grant date fair value per share is equal to the closing price of our stock on the trading day immediately prior to the date of grant.

As of December 31, 2011, the directors had the following number of shares of restricted stock outstanding: Mr. Blackford – 6,459; Mr. Emerson – 5,387; Mr. Hamilton – 5,387; Mr. Labrum – 8,064; Mr. Miclot – 5,387; Ms. Paul – 6,459; Mr. Quillinan – 5,387; and Mr. Stevens, who served as our Interim President and Chief Executive Officer from April 4, 2011 to September 17, 2011, and as such, his compensation and stock awards are reflected in the Executive Compensation section of this Proxy Statement – 39,400.

(2)
The amounts in the Option Awards column represent grant date fair value computed in accordance with FASB ASC Topic 718. See note 15 to our Audited Financial Statements contained in our Annual Report on Form 10-K for a discussion of assumptions used to determine fair value of Option Awards.

As of December 31, 2011, the directors had the following number of stock options outstanding: Mr. Blackford – 45,000; Mr. Emerson – 72,500; Mr. Hamilton – 60,000; Mr. Labrum – 15,000; Mr. Miclot – 60,000; Ms. Paul – 45,000; Mr. Quillinan – 60,000; and Mr. Stevens, who served as our Interim President and Chief Executive Officer from April 4, 2011 to September 17, 2011, and as such, his compensation and stock awards are reflected in the Executive Compensation section of this Proxy Statement – 80,000.
Eligible directors are paid an annual retainer of $35,000. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attending meetings of our Board of Directors and its committees. In addition, upon their initial election to our Board of Directors, eligible directors are granted a stock option to purchase 15,000 shares of common stock and a restricted stock award worth approximately $125,000 on the date of grant. Directors reelected to office are granted an option to purchase 10,000 shares of common stock and a restricted stock award worth approximately $83,500 on the date of grant. In 2011, the stock options for all directors were granted pursuant to the Equity Incentive Plan with an exercise price equal to the fair market value of the common stock on the grant date as determined under the Equity Incentive Plan. The stock options vest and become exercisable in equal annual installments over a period of four years after the grant date. In 2011, the restricted stock awards were granted pursuant to the Equity Incentive Plan and vest, for the initial $125,000 grant, in equal annual installments over a period of four years after the grant date, and for the subsequent $83,500 grant, on the first anniversary of the date of grant. Future equity awards will be granted to eligible directors under our Equity Incentive Plan. The awards granted upon initial election are made either upon initial election or at the same time as annual grants, depending on timing.
In addition to the compensation discussed above, eligible directors are paid in accordance with the following:

•	The non-executive Chairman of our Board of Directors is paid a supplemental annual retainer of $50,000.

•	Audit Committee – The members of the Audit Committee are paid a supplemental annual retainer of $25,000 for the chairman and $10,000 for the other members.

•	Compensation Committee – The members of the Compensation Committee are paid a supplemental annual retainer of $10,000 for the chairman and $5,000 for the other members.

•
Nominating, Compliance and Governance Committee – Effective July 2011, the members of the Nominating, Compliance and Governance Committee are paid a supplemental annual retainer of $15,000 for the chairman and $8,000 for the other members.

•	Special Committees, to the extent formed - The members of special committees are paid a one-time additional retainer of $5,000.
Director Stock Ownership Guidelines
Our Board of Directors has adopted Director Stock Ownership Guidelines whereby each non-employee director is required to hold 25,000 shares, vested options, or vested restricted shares. Each director shall be given three years from the date of his or her election to achieve the threshold ownership. Once the threshold is reached, a director would be permitted to sell shares; provided, the threshold is maintained. When a director leaves our Board of Directors, the director may sell any vested shares he or she possesses.
Compensation Committee Interlocks and Insider Participation
Lawrence W. Hamilton, Martin J. Emerson, and Ronald K. Labrum, our current directors, served as members of the Compensation Committee of our Board of Directors in 2011. No member of the Compensation Committee is or was an officer or employee of ours or any of our subsidiaries while serving on the committee. In addition, no executive officer of ours served during 2011 as a director or a member of the compensation committee of any entity that had an executive officer serving as our director or a member of the Compensation Committee.

PROPOSAL 1
ELECTION OF DIRECTORS
Director Nominees
Upon the recommendation of the Nominating, Compliance and Governance Committee, our Board of Directors has nominated the individuals listed below for election as our directors. Each nominee is an existing director and was elected by our stockholders at the 2011 annual meeting of stockholders, except for Robert J. Palmisano who was appointed Director, President and Chief Executive Officer by our Board of Directors on September 17, 2011. Each nominee has consented to serve on our Board of Directors. Our Board of Directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee was to become unable to serve as a director, our Board of Directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee.
David D. Stevens. Mr. Stevens, age 58, has been a director since 2004. Mr. Stevens served as our interim Chief Executive Officer from April 4, 2011 to September 17, 2011. He has been a private investor since 2006. Mr. Stevens was the Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc., from 2005 to 2006. He was the Chairman of the Board and Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005. Mr. Stevens was the President and Chief Operating Officer of the predecessor companies of Accredo Health from their inception in 1983 until 1996. He is a director of Medco Health Solutions, Inc. and Thomas & Betts Corporation, both public companies.
Gary D. Blackford. Mr. Blackford, age 54, has been one of directors since 2008. Since 2007, Mr. Blackford has served as Chairman of the Board of Directors of Universal Hospital Services, Inc. In addition to his role as Chairman, Mr. Blackford has been the President, Chief Executive Officer and a member of the Board of Directors of Universal Hospital Services, Inc. since 2003. From 2001 to 2002, Mr. Blackford was Chief Executive Officer for Curative Health Services Inc. From 1999 to 2001, Mr. Blackford served as Chief Executive Officer for ShopforSchool, Inc. He was the Chief Operating Officer for Value Rx from 1995 to 1998 and the Chief Operating Officer and Chief Financial Officer of MedIntel Systems Corporation from 1993 to 1994. Mr. Blackford is a director of Universal Hospital Services, Inc., a public reporting company, and served on the Board of Directors of Compex Technologies, Inc., a public reporting company, from 2005 until its acquisition by Encore Medical Corporation.
Martin J. Emerson. Mr. Emerson, age 48, has been one of our directors since 2006. He currently serves as President, Chief Executive Officer, and Director of Galil Medical, a private medical device company. He was the President and Chief Executive Officer and a director of American Medical Systems Holdings, Inc., a medical device company, from 2005 to 2008, where he also served as the President and Chief Operating Officer from 2004 to 2005, the Executive Vice President of Global Sales and Marketing and Chief Operating Officer from 2003 to 2004, and a Vice President and the General Manager of International from 2000 to 2002. Mr. Emerson has over 23 years of experience in the medical device industry. He was the General Manager and Finance Director in Singapore for Boston Scientific Corporation from 1998 to 2000. Mr. Emerson was the Vice President and Regional Financial Officer in Singapore for MasterCard International Incorporated from 1997 to 1998. He also held management positions with Baxter International Inc. from 1985 to 1997, most recently as the Vice President of Finance of its Hospital Business division. Mr. Emerson is a director of Incisive Surgical, Inc., a private company.
Lawrence W. Hamilton. Mr. Hamilton, age 54, has been one of our directors since 2007. Mr. Hamilton served as the Senior Vice President, Human Resources at Tech Data Corporation, a distributor of information technology, from 1996 to 2006, and as the Vice President, Human Resources from 1993 to 1996. Mr. Hamilton served in a variety of human resource management positions with Bristol-Myers Squibb Company from 1985 to 1993, including Vice President, Human Resources and Administration at Linvatec Corp., an arthroscopic and endoscopic division of Bristol-Myers Squibb Company, from 1991 to 1993. Mr. Hamilton is a certified Senior Professional in Human Resources and recently received the Certified Compensation Professional designation from the American Compensation Association.

Ronald K. Labrum. Mr. Labrum, age 55, has been one of our directors since February 9, 2011. Since 2007, he has served as the Chief Executive Officer of Fenwal, Inc., a provider of products and technologies that support and improve blood collection, processing and transfusion medicine. From 2004 to 2006, Mr. Labrum served as CEO of Cardinal Health, Inc.’s Healthcare Supply Chain Services, which includes medical products distribution, pharmaceutical distribution, nuclear pharmacy services and the specialty distribution businesses of Cardinal Health, Inc. During 2004, Mr. Labrum served as Chairman and CEO of Integrated Provider Solutions and Cardinal Health – International, both divisions of Cardinal Health, Inc. Prior to 2004, Mr. Labrum served as executive vice president of Cardinal Health, Inc. and Group President of the Medical Products and Services segment. Mr. Labrum joined Cardinal Health in 1999 with the acquisition of Allegiance Healthcare Corporation, originally American Hospital Supply Corp., where he was president of Allegiance Manufacturing and Distribution.
John L. Miclot. Mr. Miclot, age 53, has been one of our directors since 2007. He is currently the CEO and a director at Tengion Inc., a publicly traded company that is focused on organ and cell regeneration. Prior to joining Tengion Inc. in December 2011, he was an executive in residence at Warburg-Pincus. Prior to that, he was the President and Chief Executive Officer of CCS Medical, Inc., a provider of products and services for patients with chronic diseases, from 2008 to 2010. He was the President and Chief Executive Officer of Respironics, Inc., a provider of sleep and respiratory products, from 2003 until 2008. Mr. Miclot served in various positions at Respironics, Inc. from 1998 to 2003, including Chief Strategic Officer and President of the Homecare Division. His previous employer, Healthdyne Technologies, Inc., a medical device company, was acquired by Respironics, Inc. in 1998. Mr. Miclot served as Healthdyne Technologies, Inc.’s Senior Vice President, Sales and Marketing, from 1995 to 1998. He began his medical career at DeRoyal Industries, Inc., Baxter International Inc., Ohmeda Medical, Inc., and Medix Inc. Mr. Miclot served as a director of ev3, Inc., a global endovascular device company, prior to the sale of the company in 2010. Currently, Mr. Miclot is a director of Dentsply International, a publicly traded company, chairman of the Board of Directors of Breathe Technologies, Inc., a private company, as well as a director of the Pittsburgh Zoo & PPG Aquarium and Burger King Cancer Caring Center, both charitable institutions.
Robert J. Palmisano. Mr. Palmisano, age 67, was elected director and appointed President and Chief Executive Officer by our Board of Directors on September 17, 2011. Prior to joining us, Mr. Palmisano served as President and Chief Executive Officer of ev3, Inc., a global endovascular device company, from April 2008 to July 2010, when it was acquired by Covidien plc. From 2003 to 2007, Mr. Palmisano was President and Chief Executive Officer of IntraLase Corp. Before joining IntraLase, Mr. Palmisano was President and Chief Executive Officer of MacroChem Corporation from 2001 to 2003 Mr. Palmisano is currently a Venture Partner of SV Life Sciences and serves on the Board of Directors of Bausch & Lomb and the Providence College Board of Trustees. During the past five years, Mr. Palmisano previously served on the Board of Directors of ev3, Inc., Osteotech, Inc., and Abbott Medical Options, Inc., all public companies.
Amy S. Paul. Ms. Paul, age 60, has been one of our directors since 2008. Ms. Paul retired in 2008 following a 26-year career with C.R. Bard, Inc., a medical device company, most recently serving as the Group Vice President-International since 2003. She served in various positions at C.R. Bard, Inc. from 1982 to 2003, including President of Bard Access Systems, Inc., President of Bard Endoscopic Technologies, Vice President and Business Manager of Bard Ventures, Vice President of Marketing of Bard Cardiopulmonary Division, Marketing Manager for Davol Inc., and Senior Product Manager for Davol Inc. Ms. Paul is a director of Viking Systems, Inc., a publicly traded company, and is a commissioner of the Northwest Commission on Colleges and Universities.
Robert J. Quillinan. Mr. Quillinan, age 64, has been one of our directors since 2006. He retired in 2003 following a 23-year career with Coherent, Inc., a leading supplier of lasers, precision optics, and related accessories used in commercial and scientific research applications. At Coherent, Inc., Mr. Quillinan served as Executive Vice President of Mergers and Acquisitions from 2002 to 2003, Executive Vice President and Chief Financial Officer from 1983 to 2002, Vice President and Treasurer from 1982 to 1983, and Corporate Controller from 1980 to 1982. He was the Director of Financial Services for Synertek, Inc. from 1978 to 1980 and an audit manager for Main, LaFrentz & Co. from 1971 to 1978. Mr. Quillinan was a director of Iverson Genetic Diagnostics, Inc., a private company, from 2009 to August 2010.
Board of Directors’ Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE. Each proxy solicited on behalf of our Board of Directors will be voted FOR the election of the director nominees unless the stockholder instructs otherwise in the proxy.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are submitting for stockholder advisory vote a resolution to approve the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion contained in this Proxy Statement. Accordingly, the following resolution will be submitted for stockholder approval at the annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”
The advisory vote on the compensation of our named executive officers is non-binding. The approval or disapproval of the resolution approving our executive compensation by our stockholders will not require our Board of Directors or any of its committees to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our named executive officers and whether, and if so, how, to address stockholder disapproval remains with our Board of Directors and its committees.
Our Board of Directors believes that it, through recommendations of the Compensation Committee, is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in our best interest and the best interest of our stockholders.
Our Board of Directors values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will carefully consider the outcome of the advisory vote to approve the compensation of our named executive officers and those opinions when making future compensation decisions.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. Each proxy solicited on behalf of our Board of Directors will be voted FOR the approval of the compensation of our named executive officers unless the stockholder instructs otherwise in the proxy.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
General
The Audit Committee of our Board of Directors has selected KPMG LLP (KPMG) as the independent auditor to perform the audit of our consolidated financial statements for 2012. KPMG has audited our consolidated financial statements since 2002. KPMG is a registered public accounting firm.
Our Board of Directors is asking the stockholders to ratify the selection of KPMG as our independent auditor for 2012. Although not required by law, Nasdaq’s listing standards, or our bylaws, our Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
Representatives of KPMG are expected to be present at the meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from our stockholders.
Board of Directors’ Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG AS OUR INDEPENDENT AUDITOR FOR 2012. Each proxy solicited on behalf of our Board of Directors will be voted FOR the ratification of the selection of KPMG as our independent auditor for 2012 unless the stockholder instructs otherwise in the proxy. If the stockholders do not ratify the selection, the matter will be reconsidered by the Audit Committee and our Board of Directors.
Audit and Non-Audit Services
The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining KPMG to audit our consolidated financial statements for 2012, the Audit Committee retained KPMG to provide other auditing and advisory services in 2011. The Audit Committee understands the need for KPMG to maintain objectivity and independence in its audits of our financial statements. The Audit Committee has reviewed all non-audit services provided by KPMG in 2011 and has concluded that the provision of such services was compatible with maintaining KPMG’s independence in the conduct of its auditing functions.
To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by our independent auditor. Pursuant to this policy, all audit and non-audit services to be performed by the independent auditor must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

The table below sets forth the aggregate fees billed by KPMG for audit and non-audit services provided to us in 2011 and 2010.

Fees	2011	2010

Audit Fees	$1,150,000	$982,000
Audit-Related Fees	30,000	35,000
Tax Fees:
Tax Compliance Fees	30,000	20,000
All Other Tax Fees	94,000	159,000
Total Tax Fees	124,000	179,000
All Other Fees	82,000	54,000
Total	$1,386,000	$1,250,000

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories, which includes fees for a risk management review and assessment.
Other Independence Measures
We have taken additional steps to ensure the independence of our independent auditor. The Audit Committee requires that the lead and concurring partners assigned to the audit of our consolidated financial statements be rotated off the independent auditor’s audit engagement at least every five years. Our Board of Directors, upon the recommendation of the Audit Committee, also has adopted a policy restricting the hiring of employees or former employees of the independent auditor, who participated in any capacity in the audit of our consolidated financial statements.

EXECUTIVE OFFICERS

Executive Officers and Other Officers

The table below sets forth certain information concerning our executive officers and other officers.

Name	Age	Position(s)
Executive Officers:
Robert J. Palmisano	67	President and Chief Executive Officer
Lance A. Berry	39	Senior Vice President and Chief Financial Officer
Timothy E. Davis, Jr.	41	Senior Vice President, Corporate Development
Daniel Garen	39	Senior Vice President, Chief Compliance Officer
William L. Griffin, Jr.	63	Senior Vice President, Global Operations
James A. Lightman	54	Senior Vice President, General Counsel and Secretary
Edward A. Steiger	60	Senior Vice President, Human Resources
Eric A. Stookey	41	Senior Vice President and Chief Commercial Officer
Julie D. Tracy	50	Senior Vice President, Chief Communications Officer
John T. Treace	40	Senior Vice President, Global Marketing & U.S. Sales
Jennifer S. Walker	44	Senior Vice President, Process Improvement
Other Officers:
William J. Flannery	58	Vice President, Logistics and Materials
Kyle M. Joines	44	Vice President, Manufacturing
Thomas McAllister	44	Vice President, Assistant General Counsel and Assistant Secretary
Walter Dean Morgan	42	Vice President, Tax and Treasury
Max Mortensen	45	Vice President, Global Quality, Regulatory & Clinical
John Raney	54	Vice President and Chief Information Officer
Aurelio Sahagun	38	Vice President, EMEA Commercial Operations
Kengo Yamada	45	Vice President, International Sales and Marketing

Robert J. Palmisano was appointed President and Chief Executive Officer by our Board of Directors on September 17, 2011. Prior to joining us, Mr. Palmisano served as President and Chief Executive Officer of ev3, Inc., a global endovascular device company, from April 2008 to July 2010, when it was acquired by Covidien plc. From 2003 to 2007, Mr. Palmisano was President and Chief Executive Officer of IntraLase Corp. Before joining IntraLase, Mr. Palmisano was President and Chief Executive Officer of MacroChem Corporation from 2001 to 2003. Mr. Palmisano is currently a Venture Partner of SV Life Sciences and serves on the Board of Directors of Bausch & Lomb and the Providence College Board of Trustees. During the past five years, Mr. Palmisano previously served on the Board of Directors of ev3, Inc., Osteotech, Inc., and Abbott Medical Options, Inc., all public companies.
Lance A. Berry has been our Senior Vice President and Chief Financial Officer since 2009. He joined us in 2002, and, until his appointment as Chief Financial Officer, served as Vice President and Corporate Controller. Prior to joining us, Mr. Berry served as audit manager with the Memphis, Tennessee office of Arthur Andersen LLP from 1995 to 2002. Mr. Berry is a certified public accountant, inactive.

Timothy E. Davis, Jr. has been our Senior Vice President, Corporate Development since January 2010 and our interim head of Research and Development since May 2011. Mr. Davis previously served as our Vice President, Business Development from 2006. He was a partner with MB Venture Partners, LLC, a medical technology and life sciences venture capital firm specializing in musculoskeletal diseases, from 2004 to 2006. Mr. Davis was Vice President of Vector Fund Management, a healthcare and life sciences venture capital firm, from 1997 to 2004. He was a Senior Consultant at Gemini Consulting Group, a healthcare consulting firm, from 1995 to 1997 and a Sales Specialist at Parke-Davis Company, a pharmaceutical company, from 1992 to 1994.
Daniel Garen was appointed our Senior Vice President, Chief Compliance Officer in January 2012. Prior to joining us, Mr. Garen served in various legal, compliance and regulatory positions with Siemens AG.  Mr. Garen served as Chief Compliance Officer and Senior Counsel from January 2007 to August 2010 and he most recently held the position of Vice President, Healthcare Policy and Clinical Affairs until January 2012 at Siemens Healthcare Sector US. Prior to joining Siemens, Mr. Garen held senior counsel and compliance officer positions with Bayer Healthcare from September 2003 to January 2007.
William L. Griffin, Jr. has been our Senior Vice President, Global Operations since 2008. Prior to joining us, Mr. Griffin had global responsibility for all operations at Smith & Nephew, Inc. since 2002. From 1997 until 2002, he held positions at Johnson & Johnson Medical, including serving as its Vice President and General Manager. Mr. Griffin began his career in the medical device industry with Becton, Dickinson and Company where he spent 23 years with the final position of Vice President of Global Supply Chain Services.
James A. Lightman was appointed our Senior Vice President, General Counsel and Secretary on December 29, 2011. Prior to joining us, Mr. Lightman served in various legal and executive positions with Bausch & Lomb Incorporated. From February 2008 to November 2009, Mr. Lightman served as Vice President and Assistant General Counsel of Bausch & Lomb, and most recently held the position of Vice President, Global Sales Operations until August 2011. From June 2007 to February 2008, he served as Vice President and General Counsel of Eyeonics, Inc. Prior to joining Eyeonics, Mr. Lightman served as Senior Vice President and General Counsel of IntraLase Corp. from February 2005 to April 2007.
Edward A. Steiger has been our Senior Vice President, Human Resources since January 2010, and was previously our Vice President, Human Resources from 2008 to January 2010. He has ten years of experience in the medical device industry and 37 years of experience related to various aspects of human resources. Prior to joining us, Mr. Steiger was employed by Sempra Energy as Vice President, Human Resources for its global businesses from 2003 to 2008. From 1998 to 2003, Mr. Steiger worked for Monsanto Company, most recently as its Vice President, Global Staffing. From 1992 to 1997, Mr. Steiger was Vice President, Human Resources for Tastemaker, a specialty chemical/flavor partnership between Mallinckrodt Inc. and Hercules Incorporated. From 1985 to 1992, Mr. Steiger held a number of key positions at Allergan, Inc. a global eye care pharmaceutical and medical device company.
Eric A. Stookey has been our Senior Vice President and Chief Commercial Officer since January 2010. Mr. Stookey has served us in various other marketing and sales positions from 1995 to January 2010, including as our Vice President, North American Sales from 2007 to January 2010, as our Vice President – U.S. Sales from 2005 until 2007, as our Senior Director of Sales – Central Region from 2003 to 2005 and as our Director of Marketing for Large Joint Reconstruction Products from 2001 to 2003. He was employed by DePuy Orthopedics, Inc. from 1993 to 1995.
William J. Flannery has been our Vice President, Logistics and Materials since 2004. He served as our Senior Director – Materials and Purchasing from 1994 to 2004. Mr. Flannery has 30 years of experience in the orthopaedic medical device industry. He was employed by United States Surgical Corporation, a manufacturer of products used to perform minimally invasive surgical procedures, in various operational positions from 1978 to 1994, where he ultimately served as the Senior Director of Materials.
Kyle M. Joines has been our Vice President, Manufacturing since 2004. He served as our Senior Director – Manufacturing from 2001 to 2004, the Director – Manufacturing from 1998 to 2001, and in various other production positions from 1993 to 1998. Mr. Joines was employed by Precision Castparts Corp., a global manufacturer of complex metal components and products, from 1990 to 1992, where he ultimately served as the Foundry Coordinator.
Thomas McAllister resumed his position as Vice President, Assistant General Counsel and Assistant Secretary in December, 2011 after serving as Interim General Counsel and Secretary since May, 2011.  He was appointed Vice President in June, 2011.  He has been a member of the legal department at Wright since 2002 and he has held the positions of Assistant General Counsel since March, 2005 and Assistant Secretary since June, 2010 except when serving as Interim General Counsel and Secretary.  Prior to joining us, Mr. McAllister held positions in private law practice and as a corporate attorney for Harrah’s Entertainment Company.
Walter Dean Morgan became our Vice President, Tax and Treasury in April 2010. From 2003 to 2010, he previously served as the Director, Tax from 2003 to 2010. Prior to joining us, Mr. Morgan was employed by Buckeye Technologies, Inc., a manufacturer and distributor of cellulose-based specialty products, and Arthur Andersen LLP.  Mr. Morgan is a certified public accountant.
Max Mortensen became our Vice President, Global Quality, Regulatory & Clinical in May 2011. Mr. Mortensen previously served as Vice President, Global Quality Systems since February 2010.  He joined us in 2008 to lead our Advanced Engineering and Manufacturing program.  Prior to joining us, Mr. Mortensen served as Director of Engineering for Bend Research Inc. from 2004 to 2008.
John Raney became our Vice President and Chief Information Officer in March 2012. Prior to joining us, Mr. Raney served as Vice President, IT Strategy for Express Scripts, Inc. from May 2011 to March 2012, and served as Vice President, Corporate Systems and Data from April 2007 to May 2011.  Before joining Express Scripts, Mr. Raney held senior level information technology positions with Metal Container Corporation (a subsidiary of Anheuser-Busch Inc.) from December 1990 to April 2001and Anheuser-Busch Inc. from April 2001 to December 2005.
Aurelio Sahagun became our Vice President, EMEA Commercial Operations in May 2011.  He previously served as Vice President, Sales for Wright EMEA since April 2010. He joined Wright in early 2006 as Director of Finance and Operations in France and has served as both Director of Finance-EMEA and Vice President of Finance-EMEA. Prior to joining us, Mr. Sahagun worked for Medtronic Inc. where he provided senior financial support to the company’s Spine business across Europe.
Julie D. Tracy was appointed our Senior Vice President, Chief Communications Officer in October 2011. Prior to joining us, Ms. Tracy most recently served as Chief Communications Officer for Epocrates, Inc. from March 2011 to October 2011.  From January 2008 to July 2010, Ms. Tracy was Senior Vice President and Chief Communications Officer for ev3 Inc. Prior to ev3, Ms. Tracy held marketing and investor relations positions at Kyphon Inc. from January 2003 to November 2007 and Thoratec Corporation from January 1998 to January 2003.
John T. Treace has been our Senior Vice President, Global Marketing and U.S. Sales since January 2010. Mr. Treace previously served as our Vice President, Biologics and Extremities Marketing from 2005 to January 2010. He served as our Vice President and General Manager – Biologics and Extremity Marketing from 2003 to 2005 and the Senior Director – Biologics Marketing from 2001 to 2003. Mr. Treace was the Director of Marketing of Medtronic Xomed, Inc., and its predecessor, Xomed Surgical Products, Inc., from 1996 to 2000. He was the Director of Marketing of TreBay Medical Corp. from 1994 to 1996.
Jennifer S. Walker became our Senior Vice President, Process Improvement in December 2011. Prior to this role, she had served as the Company’s Vice President & Corporate Controller since December 2009. Since joining our financial organization in 1993, she has also served as Assistant Controller, Director, Financial Reporting & Risk Management, Director, Corporate Tax & Risk Management and Tax Manager. Prior to joining us, Ms. Walker was a senior tax accountant with Arthur Andersen LLP. Ms. Walker is a certified public accountant.

Kengo Yamada became our Vice President, International Sales and Marketing in January 2011.  Prior to joining us, Mr. Yamada served as the Director of Asia of Integra Life Sciences Corporation from 2009to January of 2011. From 2003 to  September 2009, he served as Managing Partner for MedicalWrx Consultants.
Code of Business Conduct
We have adopted a Code of Business Conduct which applies to all of our directors, officers, employees and agents, as well as those of our subsidiaries. The Code of Business Conduct satisfies the SEC’s requirements for a “code of ethics” and Nasdaq’s requirements for a “code of conduct.” The Code of Business Conduct, which was revised by our Board of Directors on September 23, 2011, is posted on our website at http://www.wmt.com/compliance/docs/WMGI_COBC_FINAL092311.pdf. The information on our website, however, is not a part of this Proxy Statement. The Code of Business Conduct may be waived for any director or officer only by our Board of Directors upon the recommendation of both our Nominating, Compliance and Governance Committee and our ethics officer. Our Board of Directors has no present intention to permit any waiver of the Code of Business Conduct for any director or officer.

OTHER MATTERS
As of the date hereof, our Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.
ADDITIONAL INFORMATION
Solicitation of Proxies
We will solicit proxies on behalf of our Board of Directors by mail, telephone, facsimile, or other electronic means or in person. We will pay the proxy solicitation costs. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We have not retained any firm to assist with the solicitation of proxies. We request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and will reimburse them for their reasonable expenses.
Mailing Address of Principal Executive Office
The mailing address of our principal executive office is Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002.
Stockholder Proposals for Inclusion in Proxy Statement for 2013 Annual Meeting of Stockholders
To be considered for inclusion in our proxy statement for the 2013 Annual Meeting of Stockholders, a stockholder proposal must be received by us no later than the close of business on November 27, 2012. Stockholder proposals must be sent to Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Delaware corporate law.
Other Stockholder Proposals for Presentation at 2013 Annual Meeting of Stockholders
For any proposal that is not submitted for inclusion in our proxy statement for the 2013 Annual Meeting of Stockholders, but is instead sought to be presented directly at the meeting, the SEC’s rules permit management to vote proxies in its discretion if: (i) we receive notice of the proposal before the close of business on February 25, 2013, and advise stockholders in the proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) we do not receive notice of the proposal prior to the close of business on February 25, 2013. Notices of intention to present proposals at the 2013 Annual Meeting of Stockholders should be sent to Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002.

By Order of our Board of Directors,

/s/ James A. Lightman
James A. Lightman
Secretary
Arlington, Tennessee
March 27, 2012

CONFIDENTIAL
Appendix A
Non-GAAP Financial Measures
The discussion of our results in the Compensation Disclosure and Analysis section of this Proxy Statement includes a discussion of adjusted net income and free cash flow.
Adjusted Net Income Growth
For 2011, Adjusted Net Income Growth is determined by calculating the growth of adjusted net income in 2011 as compared to adjusted net income in 2010. Adjusted net income in both periods excludes the after-tax effects of restructuring charges, non-cash stock-based compensation expense and expenses associated with our Deferred Prosecution Agreement (including the independent monitor). Adjusted net income in 2011 also excludes the after-tax effects of transaction costs and non-cash deferred financing costs associated with the Convertible Notes tender offer, costs associated with the settlement of certain employee matters and the hiring of a new chief executive officer, and a provision to record estimated product liability associated with titanium Profemur® long modular necks sold in North America, as well as an income tax provision for an estimated IRS liability.
Free Cash Flow
Free cash flow is calculated by subtracting capital expenditures from cash provided by operating activities.
Reference is made to the reconciliation of these non-GAAP measures in our Current Report on Form 8-K filed on February 23, 2012, within Exhibit 99.

WRIGHT MEDICAL GROUP, INC.
5677 AIRLINE ROAD
ARLINGTON, TN 38002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Gary D. Blackford
02 Martin J. Emerson
03 Lawrence W. Hamilton
04 Ronald K. Labrum
05 John L. Miclot
06 Robert J. Palmisano
07 Amy S. Paul
08 Robert J. Quillinan
09 David D. Stevens

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	An advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
3	To ratify the selection of KPMG LLP as our independent auditor for 2012.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED'S INSTRUCTIONS SET FORTH HEREIN. IF NO INSTRUCTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000131567_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

WRIGHT MEDICAL GROUP, INC.
2012 Annual Meeting of Stockholders
May 9, 2012
This proxy is solicited on behalf of our Board of Directors

The 2012 Annual Meeting of Stockholders of Wright Medical Group, Inc. (the Company) will be held at Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 165 Madison Avenue, Suite 2000 Memphis, TN 38103, on May 9, 2012, beginning at 8:00 a.m. (Central Time). The undersigned hereby acknowledges receipt of the combined Notice of 2012 Annual Meeting of Stockholders and Proxy Statement dated March 27, 2012, accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting.

The undersigned hereby appoints Robert J. Palmisano, Lance A. Berry, James A. Lightman and Thomas L. McAllister and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned's proxy, all the shares of common stock of the Company owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any postponement or adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any postponement or adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof.

Continued and to be signed on reverse side

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